Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

GH Power Inc.,

as GH Power,

1001550000 ONTARIO INC.,

as Pubco,

1001550002 ONTARIO INC.,

as Merger Sub A,

MATINAS BIOPHARMA HOLDINGS, INC.,

as Matinas,

and

MBH MERGER SUB, INC.,

as Merger Sub B

Dated as of July 10, 2026

I. MERGER	2
1.1. Merger	2
1.2. Effective Time	3
1.3. Effect of the Merger	3
1.4. Organizational Documents of U.S. Surviving Corporation	3
1.5. Directors and Officers of the U.S. Surviving Corporation	3
1.6 Effect of Merger on Issued Securities of Matinas, Pubco and Merger Sub B	3

II. Plan of ARRANGEMENT	5
2.1. Plan of Arrangement	5
2.2. Court Materials; Interim Order	6
2.3. Securityholder Approval	6
2.4. Final Order	6
2.5. Effect of the Arrangement	6
2.6. Court Proceedings	6
2.7. Plan of Arrangement Steps	7
2.8. Arrangement Effective Time	7
2.9. Effect of the Arrangement	7
2.10 Organizational Documents	7
2.11. Directors and Officers	7
2.12. GH Power Arrangement Consideration	8
2.13. Effect of Arrangement on GH Power Securities	8

III. EXCHANGE OF SECURITIES; CLOSING	8
3.1. Exchange	8
3.2. Withholding Rights	9
3.3. Appraisal Rights	9
3.4 Closing	10

IV. representations and warranties of MATINAS	10
4.1. Organization and Standing	10
4.2. Authorization; Binding Agreement	11
4.3. Governmental Approvals	11
4.4. Non-Contravention	11
4.5. Capitalization	12
4.6. Subsidiaries	13
4.7. SEC Filings and Matinas Financials	13
4.8. Absence of Certain Changes	15
4.9. Compliance with Laws	15
4.10. Permits	15
4.11. Litigation	15
4.12. Material Contracts	15
4.13. Intellectual Property	16
4.14. Taxes and Returns	18
4.15. Real Property	19
4.16. Personal Property	20
4.17. Title to and Sufficiency of Assets	20
4.18. Employee Matters	21
4.19. Benefit Plans	22
4.20 Environmental Matters	24
4.21. Transactions with Affiliates	25
4.22. Investment Company Act	25

4.23. Finders and Brokers	25
4.24. Certain Business Practices	25
4.25. Business Insurance	26
4.26. Independent Investigation	27
4.27. FDA	27

Article V. representations and warranties of pubco AND THE MERGER SUBS	27
5.1.Organization and Standing	27
5.2. Authorization; Binding Agreement	28
5.3. Governmental Approvals	28
5.4. Non-Contravention	29
5.5. Capitalization	29
5.6. Pubco and Merger Sub Activities	29
5.7 Tax and Legal Matters	29
5.8. Finders and Brokers	30
5.9. Investment Company Act	30
5.10. Information Supplied	30
5.11. Independent Investigation	30

Article VI. representations and warranties of GH POWER	31
6.1. Organization and Standing	31
6.2. Authorization; Binding Agreement	31
6.3. Capitalization	32
6.4. Subsidiaries	32
6.5. Governmental Approvals	33
6.6. Non-Contravention	33
6.7. Financial Statements	34
6.8. Absence of Certain Changes	35
6.9. Compliance with Laws	35
6.10. Company Permits	35
6.11. Litigation	36
6.12. Material Contracts	36
6.13. Intellectual Property	36
6.14. Taxes and Returns	38
6.15. Real Property	40
6.16. Personal Property	41
6.17. Title to and Sufficiency of Assets	41
6.18. Employee Matters	41
6.19. Benefit Plans	42
6.20. Environmental Matters	43
6.21. Transactions with Related Persons	44
6.22. Business Insurance	44
6.23 Certain Business Practices	45
6.24 Investment Company Act	45
6.25. Finders and Brokers	46
6.26. Information Supplied	46
6.27. Independent Investigation	46

VII. COVENANTS	47
7.1. Access and Information	47
7.2. Conduct of Business of GH Power, Pubco and the Merger Subs	48

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7.3. Conduct of Business of Matinas	50
7.4. Annual and Interim Financial Statements	53
7.5. Matinas Public Filings	53
7.6. Non-Solicitation	53
7.7. Non-Solicitation	55
7.8. No Trading	55
7.9. Notification of Certain Matters	56
7.10. Efforts	56
7.11. Cooperation	56
7.12. The Registration Statement	56
7.13. Public Announcements	58
7.14. Confidential Information	59
7.15. Post-Closing Board of Directors and Executive Officers	60
7.16. Indemnification of Directors and Officers; Tail Insurance	60
7.17. Transfer Taxes	61
7.18. Tax Matters	61
7.19. Section 16 Matters	61
7.20. Pubco S-8 Registration Statement.	62
7.21. Listing	62
7.22. PIPE Financing	62
7.23. Termination of Matinas Affiliate Transactions	62
7.24. Stockholder Litigation	63
7.25. Lock Up Agreements	63

Article VIII. Closing conditions	63
8.1. Conditions of Each Party’s Obligations	63
8.2. Conditions to Obligations of GH Power, Pubco and the Merger Sub	64
8.3. Conditions to Obligations of Matinas	65
8.4. Frustration of Conditions	67

Article IX. TERMINATION AND EXPENSES	67
9.1. Termination	67
9.2. Effect of Termination	69
9.3. Fees and Expenses	69
9.4. Termination Fee	69

x. MISCELLANEOUS	72
10.1. Survival	72
10.2 Notices	72
10.3. Binding Effect; Assignment	73
10.4. Third Parties	73
10.5. Governing Law; Jurisdiction	73
10.6. WAIVER OF JURY TRIAL	73
10.7. Specific Performance	74
10.8. Severability	74
10.9. Amendment	74
10.10. Waiver	74
10.11. Entire Agreement	74
10.12. Interpretation	75
10.13. Counterparts	75
75
XI. DEFINITIONS
11.1. Certain Definitions	75
11.2. Section References	85

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Matinas Voting Agreement
Exhibit A-2	Form of GH Power Voting Agreement
Exhibit B	Plan of Arrangement

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of July 10, 2026, by and among (i) GH Power Inc., a corporation organized under the laws of Ontario (“GH Power”), (ii) Matinas BioPharma Holdings, Inc., a Delaware corporation (“Matinas”), (iii) 1001550000 Ontario Inc., a corporation organized under the laws of Ontario (“Pubco”), (iv) 1001550002 Ontario Inc., a corporation organized under the laws of Ontario and a wholly owned subsidiary of Pubco (“Merger Sub A”), and (v) MBH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Merger Sub B,” and together with Merger Sub A, each a “Merger Sub” and collectively, the “Merger Subs”). GH Power, Pubco, Matinas and the Merger Subs are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Article XI hereof.

RECITALS:

WHEREAS, GH Power is a clean-energy and critical-minerals company that develops modular reactor systems capable of producing certified green hydrogen, carbon-free heat, and advanced materials from scrap metal and water, located in Canada;

WHEREAS, Matinas is a clinical-stage biopharmaceutical company focused on delivering groundbreaking therapies using our lipid nanocrystal platform delivery technology, located in the United States;

WHEREAS, as of the date hereof, (i) each of Pubco and the Merger Subs is a newly incorporated entity, incorporated for the sole purpose of effectuating the Transactions and (ii) each of the Merger Subs is a wholly owned direct subsidiary of Pubco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporations Act (Ontario) (the “OBCA”), the Plan of Arrangement and the General Corporation Law of the State of Delaware (the “DGCL”), the Parties intend to enter into a series of transactions, including the following:

(a) Merger Sub A and GH Power will amalgamate and merge to form one corporate entity with the same effect as if they had amalgamated under Section 174 of the OBCA (the “Amalgamation”), and as a result of the Arrangement, (i) GH Power as amalgamated to form Canada Surviving Corporation, shall become a wholly-owned subsidiary of Pubco and (ii) the effect of the Amalgamation and the Arrangement on each GH Power Security issued and outstanding immediately prior to the Arrangement Effective Time shall be as set out in the Plan of Arrangement;

(b) Immediately after the Arrangement becoming effective in accordance with the Plan of Arrangement, Merger Sub B shall merge with and into Matinas, with Matinas continuing as the surviving corporation, (the “Merger”), and as a result of the Merger, (i) Matinas shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding Matinas Security immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for a substantially equivalent security of Pubco;

WHEREAS, in connection with the Transactions, GH Power and certain investors (the “PIPE Subscribers”) will enter into subscription agreements, in the form and substance as reasonably agreed upon by GH Power and Matinas (as amended or modified from time to time, collectively, the “Subscription Agreements”), pursuant to which, among other things, each PIPE Subscriber will agree to subscribe for and purchase from GH Power, and GH Power will agree to issue and sell to each such PIPE Subscriber, immediately prior to the Closing, the securities of GH Power set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, for an aggregate of at least the Minimum PIPE Amount, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement of GH Power’s willingness to enter into this Agreement, GH Power has received voting and support agreements, in the form attached hereto as Exhibit A-1 (collectively, the “Matinas Voting Agreements”), signed by the directors, officers and stockholders of Matinas Securities listed on Section A-1 of the Matinas Disclosure Schedule, pursuant to which such holders have, subject to the terms and conditions set forth therein, agreed to vote all their shares of Matinas Securities in favor of the Stockholder Approval Matters;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement of Matinas’s willingness to enter into this Agreement, GH Power has received voting and support agreements, in the form attached hereto as Exhibit A-2 (collectively, the “GH Power Voting Agreements”), signed by the directors, officers and stockholders of GH Power Securities listed on Section A-2 of the GH Power Disclosure Schedule, pursuant to which such holders, subject to the terms and conditions set forth therein, have agreed to vote all their shares of GH Power Securities in favor of this Agreement and the Plan of Arrangement;

WHEREAS, the boards of directors of Pubco, GH Power and Merger Sub A each: (a) have determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) have approved this Agreement and the Transactions, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of Merger Sub B and Matinas each: (a) have determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) have approved this Agreement and the Transactions, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that, taken together, (i) the Merger and the Arrangement will be treated as a tax-free transaction pursuant to Section 351 of the Code and (ii) if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement will constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement (including the completion of the Arrangement), and in accordance with the applicable provisions of the DGCL, Matinas and Merger Sub B shall consummate the Merger, pursuant to which Merger Sub B shall be merged with and into Matinas, with Matinas being the surviving entity, following which the separate corporate existence of Merger Sub B shall cease and Matinas shall continue as the surviving corporation in the Merger. Matinas, as the surviving corporation following the Merger, is hereinafter sometimes referred to as the “U.S. Surviving Corporation” (provided, that references to Matinas for periods after the Effective Time shall include the U.S. Surviving Corporation). The consummation of the Arrangement shall be a condition precedent to the consummation of the Merger.

1.2 Effective Time. Immediately after the Arrangement becoming effective in accordance with the Plan of Arrangement, Matinas and Merger Sub B shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub B and Matinas shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the U.S. Surviving Corporation, which shall include, without limitation, the assumption by the U.S. Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub B and Matinas set forth in this Agreement to be performed after the Effective Time, and the U.S. Surviving Corporation shall continue its existence as a wholly owned Subsidiary of Pubco.

1.4 Organizational Documents of U.S. Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of Matinas, each as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the certificate of incorporation and bylaws of Merger Sub B, in each case as in effect immediately prior to the Effective Time, respectively (except that the name of the corporation may be changed to a name to be mutually agreed by GH Power and Matinas) and, as so amended and restated, shall be the certificate of incorporation and bylaws of the U.S. Surviving Corporation until the same may be thereafter further amended and/or restated in accordance with their terms and the DGCL.

1.5 Directors and Officers of the U.S. Surviving Corporation. At the Effective Time, the board of directors and executive officers of Matinas shall resign and the board of directors and the executive officers of the U.S. Surviving Corporation shall be as determined by Pubco, each to hold office in accordance with the certificate of incorporation and bylaws of the U.S. Surviving Corporation until their respective successors are duly elected or appointed and qualified; provided, that the Chairman of the Matinas Board shall be appointed as a director of the board of directors of the U.S. Surviving Corporation.

1.6 Effect of Merger on Issued Securities of Matinas and Merger Sub B. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Matinas, Pubco or Merger Sub B:

(a) Matinas Common Stock. Each share of Matinas Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(c) below) shall automatically be converted into the right to receive one tenth (0.1) of a Pubco Common Share (the “Per Share Matinas Merger Consideration”), following which all such shares of Matinas Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(b) Matinas Preferred Stock. Each share of Matinas Preferred Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(e) below) shall automatically, in accordance with the Organizational Documents of Matinas, be converted into the right to receive the Per Share Matinas Merger Consideration on an as-converted to Matinas Common Stock basis. Following the Effective Time, all shares of Matinas Preferred Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist.

(c) Matinas Stock Options.

(i) Subject to Section 1.6(c)(iv) below, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Matinas Stock Option, whether vested or unvested, immediately prior to the Effective Time shall cease to represent a right to acquire shares of Matinas Common Stock and shall automatically be assumed and converted into an option under the Pubco Equity Plan to purchase Pubco Common Shares (each, a “Substituted Option”). The Substituted Options represent the right to purchase that number of shares of Pubco Common Shares equal to the Per Share Matinas Merger Consideration underlying such Matinas Stock Option immediately prior to the Effective Time with a per-share exercise price of such Substituted Option equal to the exercise price per Matinas Common Stock subject to such Matinas Stock Option immediately prior to the Effective Time divided by 0.1. Notwithstanding the foregoing, prior to the Effective Time, the Compensation Committee of the Matinas Board shall accelerate the vesting of all unvested Matinas Stock Options that are subject to time-based vesting conditions.

(ii) Each Substituted Option shall have the same terms and conditions applicable to the corresponding Matinas Stock Option immediately prior to the Effective Time, except to the extent needed to reference Pubco Common Shares, the Pubco Equity Plan, Pubco and the board of directors of Pubco. Pubco shall not make any modifications to Substituted Options that would adversely affect the rights of the holder of such Substituted Option without the advance written consent of such holder. To the extent applicable to each grantee, the number of shares of Pubco Common Shares underlying any such Substituted Option, the exercise price, and the other terms and conditions of any such Substituted Option will be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional Taxes thereunder and consistent with the requirements of Section 424 of the Code to the extent applicable to maintain the qualified status of a Matinas Stock Option under Section 422 of the Code.

(iii) Following the Effective Time, no holder of a Matinas Stock Option or any other employee benefit arrangement of Matinas or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any share capital or other equity interests (including any “phantom” stock or stock appreciation rights) in the U.S. Surviving Corporation or its Subsidiaries.

(iv) Prior to the Effective Time, Pubco and Matinas shall take all necessary or appropriate action to effectuate the substitution of the Matinas Stock Options by Pubco in accordance with the terms of this Section 1.6 and the assignment to Pubco of the authorities and responsibilities of the Matinas Board or any committee thereof under the applicable Matinas Benefit Plan that govern such Matinas Stock Options.

(d) Matinas Warrants. Each Matinas Warrant that is outstanding and unexercised immediately prior to the Effective Time shall (i) cease to represent a Matinas Warrant in respect of shares of Matinas Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire Pubco Common Shares (each, an “Assumed Warrant”), with each share of Matinas Common Stock the holder of such Matinas Warrant would have received had such Matinas Warrant been exercised in full (on a cashless or non-cashless basis, as permitted by the terms of such Matinas Warrant) in accordance with its terms immediately prior to the Effective Time, entitling such holder to the Per Share Matinas Merger Consideration or (ii) entitle the holder of such Matinas Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Matinas Warrant. Pubco shall assume each such Assumed Warrant in accordance with its terms and, following the Effective Time, each Assumed Warrant shall continue to be governed by the same terms and conditions as were applicable to the applicable Matinas Warrant immediately prior to the Effective Time, except that the per-share exercise price of such Assumed Warrant shall equal to the exercise price per share of Matinas Common Stock subject to such Matinas Warrant immediately prior to the Effective Time divided by 0.1.

(e) Adjustments to Aggregate Transaction Consideration. The Aggregate Matinas Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Matinas Common Stock occurring on or after the date hereof and prior to the Effective Time to provide the holders of shares of Matinas Common Stock immediately prior to the Effective Time the same economic effect as contemplated by this Agreement prior to such event.

(f) Form S-8 Filing. As soon as practicable following the Closing, Pubco shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the Pubco Common Shares subject to the Substituted Options and shall use commercial best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Substituted Options remain outstanding.

(g) Cancellation of Capital Stock Owned by Matinas. Each share of Matinas Common Stock and Matinas Preferred Stock held in the treasury of Matinas or owned by Matinas immediately prior to the Effective Time (collectively, “Matinas Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h) Cancellation of Initial Share of Pubco. The initial share in the capital of Pubco shall be canceled in accordance with the Plan of Arrangement.

(i) Cancellation of Shares of Merger Sub B. All of the shares of Merger Sub B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the U.S. Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the U.S. Surviving Corporation.

Article II
Plan of arrangement

2.1 Plan of Arrangement. Subject to the terms and conditions of this Agreement, and in accordance with the OBCA, the Parties shall implement a plan of arrangement involving GH Power, Merger Sub A, Pubco, and the GH Power Securityholders, substantially in the form attached hereto as Exhibit B, as such Plan of Arrangement may be amended or modified in accordance with the terms thereof and this Agreement (the “Plan of Arrangement”). In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. The Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

2.2 Court Materials. As promptly as reasonably practicable after the date of the Agreement, the applicable Parties will, in consultation with Pubco and Matinas, and consistent with the requirements of the applicable corporate statute, prepare, file and seek an interim order of the Court (the “Interim Order”) providing for, among other things:

(a) the class or classes of securityholders entitled to vote at the meeting(s);

(b) the record date(s), notice, quorum and approval thresholds;

(c) the right to dissent and receive fair value as prescribed by Section 185 of the OBCA (the “Dissent Rights”); and

(d) such other procedural matters as the Court may direct.

2.3 Securityholder Approval. The Arrangement will be submitted to the applicable class or classes of shareholders of GH Power at the GH Power Meeting, held in accordance with the Interim Order, the governing corporate statute and organizational documents. GH Power will solicit proxies in favor of the Arrangement and will use its commercially reasonable efforts to obtain the requisite approvals prescribed by the Interim Order and applicable Law.

2.4 Final Order. If the Interim Order is obtained and the Arrangement Resolution is passed at the GH Power shareholder meeting as provided for in the Interim Order, GH Power shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Subsection 182(5) of the OBCA (the “Final Order”), as soon as reasonably practicable, but in any event not later than three (3) Business Days after the date on which the Arrangement Resolution is passed at the GH Power shareholder meeting as provided for in the Interim Order.

2.5 Effect of the Arrangement. Subject to satisfaction or waiver (to the extent permitted) of the conditions in the Agreement applicable to the Arrangement and receipt of the Final Order, GH Power will file articles of arrangement (the “Articles of Arrangement”).

2.6 Court Proceedings. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, GH Power shall diligently pursue, and cooperate with Matinas in diligently pursuing, the Interim Order and the Final Order, and GH Power shall provide Matinas and its legal counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Plan of Arrangement, prior to the service and filing of such materials, and shall accept the reasonable comments of Matinas and its legal counsel with respect to any information required to be supplied by Matinas and included in such materials. GH Power shall not file any material with the Court in connection with the Plan of Arrangement or serve any such material, and shall not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with Matinas’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Matinas shall not be required to agree or consent to any increase or variation in the form of consideration payable hereunder or any other modification or amendment to such filed or served materials that expands or increases Matinas’s obligations, or diminishes or limits its rights, under this Agreement or the Plan of Arrangement. In addition, GH Power shall not object to legal counsel to Matinas making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that Matinas advises GH Power of the nature of any such submissions prior to the applicable hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. GH Power shall also provide legal counsel to Matinas with copies of any notice and evidence served on GH Power or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order. GH Power shall oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement and the Plan of Arrangement and, if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, GH Power is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with Matinas.

2.7 Plan of Arrangement Steps.

(a) Amalgamation. At the Arrangement Effective Time, and in accordance with the Plan of Arrangement and the applicable provisions of the OBCA, Merger Sub A and GH Power shall consummate the Amalgamation, pursuant to which Merger Sub A and GH Power shall amalgamate to form one corporate entity with the same effect as if they had amalgamated under Section 174 of the OBCA (the resulting corporation being referred to herein, for the periods at and after the Arrangement Effective Time, as the “Canada Surviving Corporation”).

(b) Treatment of GH Power Shares. Each GH Power Share and each GH Power Preferred Share issued and outstanding immediately prior to the Arrangement Effective Time shall be treated in accordance with the Plan of Arrangement.

(c) Treatment of GH Power Convertible Securities. Each GH Power Convertible Security issued and outstanding immediately prior to the Arrangement Effective Time shall be treated in accordance with the Plan of Arrangement.

2.8 Articles of Arrangement.

(a) The Articles of Arrangement shall implement the Plan of Arrangement and shall take effect at means 12:01 a.m. (Toronto Time) (the “Arrangement Effective Time”) on the date set forth on the means the certificate of arrangement issued pursuant to subsection 183(2) of the OBCA (the “Arrangement Effective Date”).

(b) The Parties shall cause the Amalgamation to be consummated in connection with the filing of the Articles of Arrangement to give effect to the amalgamation of Merger Sub A with GH Power pursuant to the provisions of the OBCA (the time of such filing, or such other time as GH Power, Matinas and Pubco may agree in writing).

2.9 Effect of the Arrangement. At the Arrangement Effective Time, the effect of the Arrangement shall be as provided in the Plan of Arrangement and the applicable provisions of the OBCA.

2.10 Organizational Documents.

(a) Canada Surviving Corporation. At the Arrangement Effective Time, the Organizational Documents of Merger Sub A shall be as set out in the Plan of Arrangement.

(b) Pubco Organizational Documents. As of the Closing Date, Pubco’s bylaws (the “Pubco Bylaws”) and the articles of Pubco (the “Pubco Charter”) shall each be in a form reasonably acceptable to each of GH Power and Matinas.

2.11 Directors and Officers.

(a) Canada Surviving Corporation. At the Arrangement Effective Time, by virtue of the Arrangement, the directors and officers of Canada Surviving Corporation, shall be as set out in the Plan of Arrangement.

(b) Pubco. The Parties shall cause the board of directors of Pubco as of immediately following the Closing to consist of those individuals contemplated by Section 7.15, each to hold office in accordance with Pubco Charter and applicable Law until their respective successors are duly elected or appointed and qualified.

2.12 GH Power Arrangement Consideration. As consideration for the Arrangement, Pubco shall issue, and the holders of GH Power Securities collectively shall receive, the consideration set out in the Plan of Arrangement (collectively, the “GH Power Arrangement Consideration”).

2.13 Effect of Arrangement on GH Power Securities. The effect of the Arrangement on each GH Power Security issued and outstanding immediately prior to the Arrangement Effective Time shall be as set out in the Plan of Arrangement.

2.14 Payment Spreadsheet. Not less than five (5) Business Days prior to the Arrangement Effective Time, GH Power shall deliver to Pubco and Matinas a schedule (the “Payment Spreadsheet”) setting forth (a) the calculation of the Aggregate GH Power Arrangement Consideration and (b) the allocation of the Aggregate GH Power Arrangement Consideration among the GH Power shareholders, which Payment Spreadsheet shall be prepared in good faith and in a form and substance reasonably satisfactory to Matinas and accompanied by documentation reasonably satisfactory to Matinas. GH Power shall provide Matinas with reasonable access to the relevant books, records and personnel of GH Power to enable Matinas to review the Payment Spreadsheet. The allocation of the Aggregate GH Power Arrangement Consideration (as may be amended in accordance with the preceding sentence) shall be binding on all Parties and shall be used by Pubco for purposes of issuing the Aggregate GH Power Arrangement Consideration to the GH Power shareholders, absent manifest error. In issuing the Aggregate GH Power Arrangement Consideration, Pubco shall be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

2.15 Taking of Necessary Action; Further Action. If, at any time after the Arrangement Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest the Canada Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GH Power, the officers and directors of Pubco, Merger Sub A and GH Power are fully authorized, in the name of their respective corporations or otherwise, to take, and shall use their commercially reasonable efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or the Plan of Arrangement.

Article III
EXCHANGE OF SECURITIES; CLOSING

3.1 Exchange.

(a) On the Closing Date, Pubco shall:

(i) cause to be deposited with a bank or trust company that shall be mutually selected by GH Power and Matinas pursuant to a depositary agreement (the “Depositary”), the Aggregate Matinas Merger Consideration and issue and send to each holder of shares of Matinas Common Stock and Matinas Preferred Stock, other than with respect to the Matinas Excluded Shares, Dissenting Shares, that number of whole shares of Pubco Common Shares to which such holder shall have become entitled pursuant to the Merger (which shall be in book-entry form unless a physical certificate is requested);

(ii) cause the Depositary to issue the Aggregate GH Power Arrangement Consideration to each holder of GH Power Shares and GH Power Preferred Shares other than with respect to holders of GH Power Shares or GH Power Preferred Shares exercising Dissent Rights, that number of whole shares of Pubco Common Shares to which such holder shall have become entitled pursuant to the Plan of Arrangement (which shall be in book-entry form unless a physical certificate is requested); and

(iii) No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of shares constituting the Aggregate Consideration. Pubco shall cause the Depositary, pursuant to irrevocable instructions, to pay the Aggregate Consideration in accordance with this Agreement.

(b) Subject to the terms of the Plan of Arrangement, if payment of the Aggregate Consideration is to be made to a Person other than the Person in whose name the share of GH Power Share, GH Power Preferred Share, Matinas Common Stock or Matinas Preferred Stock is registered, such payment shall be made on terms acceptable to the Depositary, which shall include a condition of payment that such share of GH Power Share, GH Power Preferred Share, Matinas Common Stock or Matinas Preferred Stock shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Aggregate Consideration to a Person other than the registered holder of such share of GH Power Share, GH Power Preferred Share, Matinas Common Stock or Matinas Preferred Stock or shall have established to the satisfaction of Pubco that such Tax is not applicable.

(c) The Aggregate Consideration shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Pubco Common Shares pursuant to the Merger or Plan of Arrangement, as applicable. At the Arrangement Effective Time and the Effective Time, as applicable the historical stock transfer books of GH Power and Matinas shall be closed and there shall be no further registration of transfers of the shares of GH Power Share, GH Power Preferred Share, Matinas Common Stock or Matinas Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, transfer is sought for uncertificated shares of GH Power Share, GH Power Preferred Share, Matinas Common Stock or Matinas Preferred Stock represented by book entry (“Book-Entry Shares”), such Book-Entry Shares shall be cancelled and exchanged as provided in this Section 3.1.

(d) No fraction of a share of Pubco Common Shares will be issued by virtue of the Plan of Arrangement or Merger, and any time that shares of Pubco Common Shares are distributed to any person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of Pubco Common Shares that otherwise would be received by such person in connection with such distribution) shall be rounded down to the nearest whole number.

3.2 Withholding Rights. Pubco, GH Power, Merger Sub A, Merger Sub B, Matinas and the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Person or otherwise pursuant to this Agreement such amounts as Pubco or the Depositary reasonably determines it is required to deduct and withhold under the Code, the Tax Act or any provision of state, local or foreign Tax Law, and shall promptly provide such Person with written confirmation as to the amount so withheld. To the extent that amounts are so deducted and withheld and are remitted to the applicable Taxing authority, such amounts shall be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.

3.3 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, the shares of Matinas Common Stock that are outstanding immediately prior to the Effective Time and that are held by Matinas stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Matinas Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Matinas stockholders shall have no right to receive, the applicable portion of the Aggregate Matinas Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Matinas stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Matinas Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Matinas Merger Consideration, without any interest thereon, in the manner provided in Section 1.6.

3.4 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as GH Power and Matinas may agree (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

3.5 Merger Consideration Adjustment. Prior to the Closing, Pubco may adjust the number of shares of Pubco Common Shares that each share of Matinas Common Stock will be converted into pursuant to this Agreement (and correspondingly the number of Pubco Common Shares subject to Substituted Options under Section 1.6(c)) and the number set forth in the definition of Aggregate Matinas Merger Consideration, so long as (i) after such adjustment, the aggregate number of shares of Pubco Common Shares that the stockholders of Matinas are entitled to receive pursuant to the terms of this Agreement will not be less than the Matinas Allocation Percentage (as defined in the Plan of Arrangement) of the shares of Pubco Common Shares that are outstanding on a fully diluted basis immediately after the Closing and (ii) such adjustment does not have a negative impact on the qualification of the shares of Pubco Common Shares to become listed on the NYSE.

Article IV
REPRESENTATIONS AND WARRANTIES OF MATINAS

Except as set forth (i) in the disclosure schedules delivered by Matinas to GH Power and Pubco on the date hereof (the “Matinas Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (ii) as disclosed in Matinas’s Annual Report on Form 10-K for the fiscal years ended December 31, 2024 and December 31, 2025, Quarterly Reports on Form 10-Q filed in fiscal year ended December 31, 2025 and Current Reports on Form 8-K filed in fiscal years ended December 31, 2024, December 31, 2025 and thereafter (collectively, the “Specified SEC Reports”), in each case filed with the SEC at least three Business Days prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof, (B) excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature, and (C) only to the extent such disclosure is reasonably apparent on its face to relate to the representation or warranty being qualified), Matinas represents and warrants to GH Power and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Matinas is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Matinas has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Matinas is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Matinas Company is qualified to conduct business and all names other than its legal name under which any Matinas Company does business. Matinas has heretofore made available to GH Power accurate and complete copies of its Organizational Documents, each as currently in effect. Matinas is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Matinas has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Matinas Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Matinas and (b) other than the Required Matinas Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Matinas are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Matinas is a party shall be when delivered, duly and validly executed and delivered by Matinas and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Matinas, enforceable against Matinas in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Matinas is required to be obtained or made in connection with the execution, delivery or performance by Matinas of this Agreement and each Ancillary Document to which it is a party or the consummation by Matinas of the Transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on Matinas.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Matinas of this Agreement and each Ancillary Document to which it is a party, the consummation by Matinas of the Transactions contemplated hereby and thereby, and the compliance by Matinas with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of Matinas’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Matinas or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Matinas under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Matinas under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Matinas Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Matinas.

4.5 Capitalization.

(a) Matinas is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares are preferred stock, par value $0.0001 per share. The issued and outstanding Matinas Securities as of the date of this Agreement are set forth on Schedule 4.5(a). All outstanding shares of Matinas Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Matinas’s Organizational Documents or any Contract to which Matinas is a party. None of the outstanding Matinas Securities have been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Matinas or (B) obligating Matinas to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating Matinas to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Matinas to repurchase, redeem or otherwise acquire any shares of Matinas or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Matinas is a party with respect to the voting of any shares of Matinas.

(c) All Indebtedness of Matinas as of the date of this Agreement is disclosed on Schedule 4.5(c). Except as set forth on Schedule 4.5(c), no Indebtedness of Matinas contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Matinas, (iii) the ability of Matinas to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Except as set forth on Schedule 4.5(d), since the date of formation of Matinas, and except as contemplated by this Agreement, Matinas has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Matinas’s board of directors has not authorized any of the foregoing.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of Matinas, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of Matinas are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by one or more of the Matinas Companies, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Matinas or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of Matinas other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Matinas is a party or which are binding upon any Subsidiary of Matinas providing for the issuance or redemption of any equity interests of any Subsidiary of Matinas. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Matinas. No Subsidiary of Matinas has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Matinas Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.6, Matinas does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 4.6, no Matinas Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Matinas Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7 SEC Filings and Matinas Financials.

(a) Matinas, since January 1, 2021, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Matinas with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Matinas has delivered to GH Power copies in the form filed with the SEC of all of the following: (i) Matinas’s annual reports on Form 10-K for each fiscal year of Matinas beginning with the first year Matinas was required to file such a form, (ii) Matinas’s quarterly reports on Form 10-Q for each fiscal quarter that Matinas filed such reports to disclose its quarterly financial results in each of the fiscal years of Matinas referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Matinas with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Matinas Common Stock is listed on the New York Stock Exchange (American) (“NYSE”), (B) except as set forth on Schedule 4.7(a), Matinas has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Matinas Securities, (C) there are no Actions pending or, to the Knowledge of Matinas, threatened, against Matinas by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Matinas Securities on NYSE and (D) such Matinas Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(b) The financial statements and notes of Matinas contained or incorporated by reference in the SEC Reports (the “Matinas Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Matinas at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) All financial projections with respect to the Matinas Companies that were delivered by or on behalf of Matinas to GH Power or Pubco or their respective Representatives were prepared in good faith using assumptions that Matinas believes to be reasonable.

(d) Except (i) as and to the extent reflected or reserved against in the Matinas Financials, (ii) for Liabilities incurred in the ordinary course of business since December 31, 2025, or (iii) as disclosed on Schedule 4.7(d), Matinas has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Matinas Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Matinas’s last annual report on Form 10-K.

(e) Matinas is in compliance in all material respects with the applicable provisions of SOX.

(f) Matinas has made available to GH Power true and complete copies of all written comment letters from the staff of the SEC relating to the SEC Reports and all written responses of Matinas thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and, to the Knowledge of Matinas, none of the SEC Reports is the subject of ongoing SEC review. As of the date of this Agreement, to the Knowledge of Matinas, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding Matinas, including, but not limited to, any accounting practices of Matinas.

(g) Matinas has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Matinas’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Matinas in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Matinas’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Matinas’s management has completed an assessment of the effectiveness of Matinas’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable SEC Report that is a periodic report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Matinas’s management’s most recently completed evaluation of Matinas’s internal control over financial reporting prior to the date of this Agreement, (i) Matinas had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Matinas’s ability to record, process, summarize and report financial information and (ii) Matinas does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Matinas’s internal control over financial reporting, except as otherwise disclosed in the SEC Reports.

4.8 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.8 and excluding the Sale of MAT 2203, each Matinas Company (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.3 (without giving effect to Schedule 7.3) if such action were taken on or after the date hereof without the consent of GH Power.

4.9 Compliance with Laws. No Matinas Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Matinas Company received, since January 1, 2021, any written, or, to the Knowledge of Matinas, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Permits. Each Matinas Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Matinas Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Matinas Permits”) except where the failure to have any of such Matinas Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Matinas has made available to GH Power true, correct and complete copies of all material Matinas Permits, all of which material Matinas Permits are listed on Schedule 4.10. All of the Matinas Permits are in full force and effect, and no suspension or cancellation of any of Matinas Permits is pending or, to Matinas’s Knowledge, threatened. No Matinas Company is in violation in any material respect of the terms of any Matinas Permit, and no Matinas Company has received any written or, to the Knowledge of Matinas, oral notice of any Actions relating to the revocation or modification of any Matinas Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to Matinas’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Matinas’s Knowledge, threatened since January 1, 2021); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2021, in either case of (a) or (b) by or against any Matinas Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Matinas Company must be related to the Matinas Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Matinas Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Matinas Company. Since January 1, 2021, none of the current or former officers, senior management or directors of any Matinas Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Except as set forth in the SEC Reports publicly available at least three (3) Business Days before the date of this Agreement, neither Matinas nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act excluding, however, any Matinas Benefit Plans) (each Contract required to be set forth on Schedule 4.12(a), a “Matinas Material Contract”).

(b) With respect to each Matinas Material Contract: (i) such Matinas Material Contract is valid and binding and enforceable in all respects against the Matinas Company party thereto and, to the Knowledge of Matinas, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions contemplated by this Agreement will not affect the validity or enforceability of any Matinas Material Contract; (iii) no Matinas Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Matinas Company, or permit termination or acceleration by the other party thereto, under such Matinas Material Contract; (iv) to the Knowledge of Matinas, no other party to such Matinas Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Matinas Company, under such Matinas Material Contract; (v) no Matinas Company has received written or, to the Knowledge of Matinas, oral notice of an intention by any party to any such Matinas Material Contract to terminate such Matinas Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Matinas Company in any material respect; and (vi) no Matinas Company has waived any rights under any such Matinas Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Matinas Company or otherwise used or held for use by a Matinas Company in which a Matinas Company is the owner, applicant or assignee (“Matinas Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Matinas Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Matinas IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Matinas IP Licenses” as that term is used herein), under which a Matinas Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Matinas Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Matinas Company, and previously used or licensed by such Matinas Company, except for the Intellectual Property that is the subject of Matinas IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all Matinas Registered IP is owned exclusively by the applicable Matinas Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Matinas Registered IP.

(b) Each Matinas Company has performed all material obligations imposed on it in Matinas IP Licenses, has made all payments required to date, and such Matinas Company is not, nor, to the Knowledge of Matinas, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of Matinas, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Matinas Companies of the Intellectual Property that is the subject of Matinas IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Matinas Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Matinas Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to Matinas’s Knowledge, threatened against a Matinas Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Matinas Companies. No Matinas Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Matinas Company, nor to the Knowledge of Matinas is there a reasonable basis therefor. There are no Orders to which any Matinas Company is a party or is otherwise bound that (i) restrict the rights of a Matinas Company to use, transfer, license or enforce any Intellectual Property owned by a Matinas Company, (ii) restrict the conduct of the business of a Matinas Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Matinas Company. No Matinas Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Matinas Company or, to the Knowledge of Matinas, otherwise in connection with the conduct of the respective businesses of the Matinas Companies. To Matinas’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Matinas Company (“Matinas IP”) in any material respect.

(d) No current or former officers, employees or independent contractors of a Matinas Company have claimed any ownership interest in any Intellectual Property owned by a Matinas Company. To the Knowledge of Matinas, there has been no violation of a Matinas Company’s policies or practices related to protection of Matinas IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Matinas Company. To Matinas’s Knowledge, none of the employees of any Matinas Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Matinas Companies, or that would materially conflict with the business of any Matinas as presently conducted or contemplated to be conducted. Each Matinas Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Matinas IP to the extent such Matinas IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of Matinas, no Person has obtained unauthorized access to confidential third party information and data in the possession of a Matinas Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Matinas Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Matinas Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the Transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Matinas Company, or (ii) any Matinas IP License. Following the Closing, Matinas shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Matinas Companies’ rights under such Contracts or Matinas IP Licenses to the same extent that the Matinas Companies would have been able to exercise had the Transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Matinas Companies would otherwise be required to pay in the absence of such Transactions.

4.14 Taxes and Returns. Except as set forth on Schedule 4.14:

(a) Each Matinas Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Matinas Financials have been established, have been timely paid, collected or withheld. Each Matinas Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of Matinas, threatened Action against a Matinas Company by a Governmental Authority in a jurisdiction where a Matinas Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Matinas Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Matinas, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of Matinas, there are no material claims, assessments, audits, examinations, investigations or other Actions pending against a Matinas Company in respect of any Tax, and no Matinas Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Matinas Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Matinas Company’s assets, other than Permitted Liens.

(e) No Matinas Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Matinas Company for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any Tax Return (other than an extension resulting from having received an automatic extension of time to file the applicable Tax Return not requiring the approval of any Governmental Authority).

(f) No Matinas Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Matinas Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder. No Matinas Company has engaged in any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act, any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act or any “reportable uncertain tax treatment” as defined in section 237.5(1) of the Tax Act (or any comparable provision of any other applicable Law).

(h) Each Matinas Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including Section 247 of the Tax Act, Section 482 of the Code and any comparable or similar provision of applicable Law). No Matinas Company is a party to any advance pricing agreement or any similar contract or agreement. No Matinas Company is subject to any gain recognition agreement under Section 367 of the Code.

(i) No Matinas Company has any Liability for the Taxes of another Person (other than another Matinas Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity, or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Matinas Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Matinas Company with respect to any period following the Closing Date.

(j) No Matinas Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Matinas Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Matinas is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Matinas is or was the common parent corporation.

(l) To the Knowledge of Matinas, no shareholder of Matinas is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco received by it pursuant to this Agreement, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Amalgamation from qualifying as a transaction described in Section 351 of the Code.

(m) No Matinas Company, nor any of the respective Affiliates of any such Persons, has taken or has agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Amalgamation from qualifying as an exchange described in Section 351 of the Code.

4.15 Real Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Matinas Company for the operation of the business of a Matinas Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Matinas Real Property Leases”), as well as the current annual rent and term under each Matinas Real Property Lease. Matinas has provided to GH Power a true and complete copy of each of the Matinas Real Property Leases, and in the case of any oral Matinas Real Property Lease, a written summary of the material terms of such Matinas Real Property Lease. The Matinas Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Matinas, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Matinas Company or any other party under any of the Matinas Real Property Leases, and no Matinas Company has received notice of any such condition. None of the Matinas Companies owns or has ever owned any real property.

(b) Matinas has not received any written notice from any Governmental Authorities of any uncured violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Matinas Companies, the Matinas Real Property Leases or the ability of the Matinas Companies to consummate the Transactions contemplated hereby. Matinas Companies have not received any written notice that any insurance policy held by or on behalf of the Matinas Companies relating to or affecting the Matinas Real Property Leases is not in full force and effect and the Company has not received any written notice of default that remains uncured or notice terminating or threatening to terminate any such insurance policy.

(c) Except for any Permitted Liens and as set forth in Schedule 4.15(c) and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Matinas Companies from using any Matinas Real Property Leases for its current use and (ii) all structures and other buildings on the Matinas Real Property Leases are in good operating condition sufficient for the operation of the Matinas Companies’ business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

4.16 Personal Property. Except as set forth in Schedule 4.16, material items of equipment and other tangible assets owned by or leased to Matinas are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Matinas Companies. The operation of each Matinas Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Matinas Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Matinas Company. Each item of Personal Property which is currently owned, used or leased by a Matinas Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto.

4.17 Title to and Sufficiency of Assets. Each Matinas Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Matinas Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. Excluding the assets to be sold in connection with the Sale of MAT 2203, the assets (including Intellectual Property rights and contractual rights) of the Matinas Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Matinas Companies as now conducted and presently proposed to be conducted or that are used or held by the Matinas Companies for use in the operation of the businesses of the Matinas Companies, and, taken together, are adequate and sufficient for the operation of the businesses of the Matinas Companies as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Matinas Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees of any Matinas Company and Matinas has no Knowledge of any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of Matinas, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such Matinas Company employees. Schedule 4.18(a) sets forth all unresolved labor Actions (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of Matinas, threatened, between any Matinas Company and Persons employed by or providing services as independent contractors to a Matinas Company. No current officer or employee of a Matinas Company has provided any Matinas Company written or, to the Knowledge of Matinas, oral, notice of his or her current plan to terminate his or her employment with any Matinas Company.

(b) Except as set forth in Schedule 4.18(b), each Matinas Company (i) is and has been for the past six (6) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of Matinas, oral notice that there is any pending Action involving unfair labor practices against a Matinas Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of Matinas, threatened against a Matinas Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Matinas Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Matinas Companies)), and (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2025, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2025. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Matinas Company and each is employed “at will”, and (B) the Matinas Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Matinas Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to Matinas’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Matinas Company employee has entered into Matinas’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Matinas Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to GH Power by Matinas.

(d) Schedule 4.18(d) contains a list of all individuals providing services to a Matinas Company as independent contractors (including consultants) who are currently engaged by any Matinas Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Matinas Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Matinas Company, a copy of which has been provided to GH Power by Matinas. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Matinas Company are bona fide independent contractors and not employees of a Matinas Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Matinas Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by Matinas or any Matinas Company for the benefit of any current or former employee, officer, director or consultant, or under which Matinas or any Matinas Company has any material liability (each, a “Matinas Benefit Plan”).

(b) With respect to each Matinas Benefit Plan that is not a PEO Plan, and with respect to a Matinas Benefit Plan that is a PEO Plan that has been provided to Matinas, Matinas has made available to GH Power accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Matinas Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; (iii) the most recent summary plan description; (iv) a copy of the most recently filed Form 5500 annual report and accompanying schedules; (v) copy of the most recently received IRS determination, opinion or advisory letter; (vi) the three (3) most recent nondiscrimination testing reports; and (vii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Matinas Company has any outstanding Liability or obligation.

(c) With respect to each Matinas Benefit Plan: (i) such Matinas Benefit Plan other than a PEO Plan, and to the Knowledge of Matinas, each Matinas Benefit Plan that is a PEO Plan, has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of Matinas, no breach of fiduciary duty has occurred; (iii) no Action is pending, or to Matinas’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Matinas Benefit Plan other than PEO Plans, and to the Knowledge of Matinas, Matinas Benefit Plans that are PEO Plans, have in all material respects been timely made.

(d) No Matinas Company has any commitment to modify, change or terminate any Matinas Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(e) None of the Matinas Benefit Plans is or has at any time during the past six (6) years been, nor does any Matinas Company or any ERISA Affiliate (as hereinafter defined) have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with any Matinas Company is a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(f) Except as set forth on Schedule 4.19(f), Matinas is not, nor will be, obligated, whether under any Matinas Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. Except as set forth on Schedule 4.19(f), the Transactions shall not be the direct or indirect cause of any amount paid or payable by Matinas being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which Matinas or any Matinas Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

(g) None of the Matinas Benefit Plans provides medical or other welfare benefits to any current or former employee, officer, director or consultant of Matinas or any Matinas Company after termination of employment or service except: (i) as may be required under Section 4980B of the Code and/or Part 6 of Title I of ERISA and the regulations thereunder or any similar state law; (ii) benefits through the end of the month of termination of employment; (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment; and (iv) post-termination benefits from an insurer during any period to convert a group Matinas Benefit Plan to an individual plan.

(h) Each Matinas Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Knowledge of Matinas, no fact or event has occurred since the date of such determination, opinion, or advisory letter or letters from the IRS that would adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(i) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Matinas Benefit Plan, or to the Knowledge of Matinas with respect to any Matinas Benefit Plans that is a PEO Plan, that could reasonably be expected to result in material liability to Matinas or any Matinas Company.

(j) Matinas has with respect to Matinas Benefit Plans other than PEO Plans, and to the Knowledge of Matinas, with respect to Matinas Benefit Plans that are PEO Plans have, complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Matinas Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) With respect to Matinas Benefit Plans other than PEO Plans, and to the Knowledge of Matinas with respect to Matinas Benefit Plans that are PEO Plans, (i) Matinas and each Matinas Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been for the past six (6) years in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, and (ii) no event has occurred, and no condition or circumstance exists, that would subject Matinas or any Health Plan to any material liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code.

(l) Each Matinas Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance since January 1, 2005 with the operational and, since January 1, 2009, the documentary requirements of Section 409A of the Code and the Treasury Regulations thereunder. To the Knowledge of Matinas, all stock options or other equity-based awards that have been issued or granted by Matinas are in compliance with, or exempt from, Section 409A of the Code. There is no Contract or plan to which Matinas or any Matinas Company is a party or by which it is bound to gross up any employee, consultant, director, or other Person for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters.

(a) Each Matinas Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to Matinas’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to Matinas’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Matinas Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Matinas Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to Matinas’s Knowledge, threatened, against any Matinas Company or any assets of a Matinas Company alleging either or both that a Matinas Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Matinas Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Matinas Company or any property currently or formerly owned, operated, or leased by any Matinas Company or any property to which a Matinas Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Matinas Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Matinas Company or, to Matinas’s Knowledge, previously owned, operated, or leased property of a Matinas Company pending or, to Matinas’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of Matinas, there is not located at any of the properties of a Matinas Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) Matinas has provided to GH Power all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Matinas Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.20, no Matinas Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Matinas Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Matinas Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Matinas Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Matinas Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.20, no Matinas Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Matinas Company. The assets of the Matinas Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Matinas Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.20 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.20 that cannot be terminated upon sixty (60) days’ notice by the Matinas Companies without cost or penalty.

4.22 Investment Company Act. Matinas is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.23 Finders and Brokers. Except as set forth on Schedule 4.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Matinas, Pubco, the Matinas Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Matinas.

4.24 Certain Business Practices.

(a) Neither Matinas, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since January 1, 2021, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Matinas or assist it in connection with any actual or proposed transaction.

(b) The operations of Matinas are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Matinas with respect to any of the foregoing is pending or, to the Knowledge of Matinas, threatened.

(c) None of Matinas or any of its directors or officers, or, to the Knowledge of Matinas, any other Representative acting on behalf of Matinas, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Matinas has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(d) None of the Matinas Companies or any of their respective directors, officers, general partners or managing members (collectively, the “Regulation D Covered Persons”) is subject to a conviction, order, judgment, decree, act or any other measure, determination or other disqualifying event described in paragraph (d)(1) of Rule 506 of Regulation D of the Securities Act other than any such event covered by Rule 506(d)(2)(ii)-(iii) of Regulation D of the Securities Act (a “Disqualifying Event”), and, to the Knowledge of Matinas, there is no inquiry, investigation, proceeding or action pending against any Regulation D Covered Person that could reasonably be expected to result in a Disqualifying Event.

4.25 Business Insurance.

(a) Schedule 4.25(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Matinas Company relating to a Matinas Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to GH Power. All premiums due and payable under all such insurance policies have been timely paid and the Matinas Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Matinas Company has any self-insurance or co-insurance programs. Since January 1, 2021, no Matinas Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.25(b) identifies each individual insurance claim in excess of $50,000 made by a Matinas Company since January 1, 2021. Each Matinas Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Matinas Companies. To the Knowledge of Matinas, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Matinas Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.26 Independent Investigation. Matinas has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the GH Power Companies, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the GH Power Companies, Pubco and the Merger Subs for such purpose. Matinas acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of GH Power, Pubco and the Merger Subs set forth in this Agreement (including the related portions of GH Power Disclosure Schedules) and in any certificate delivered to Matinas pursuant hereto, and the information provided by or on behalf of GH Power, Pubco or any Merger Sub for the Registration Statement; and (b) none of GH Power, Pubco or any Merger Sub or their respective Representatives have made any representation or warranty as to the GH Power Companies, Pubco or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of GH Power Disclosure Schedules) or in any certificate delivered to Matinas pursuant hereto.

4.27 FDA. As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by any Matinas Company (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Matinas in compliance with all applicable requirements under the FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to Matinas’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against any Matinas Company, and none of the Matinas Companies has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) (ii) imposes a clinical hold on any clinical investigation by any Matinas Company, (iii) enjoins production at any facility of any Matinas Company, (iv) enters or proposes to enter into a consent decree of permanent injunction with any Matinas Company, or (v) otherwise alleges any violation of any laws, rules or regulations by any Matinas Company, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of Matinas have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. Matinas has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by Matinas.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Pubco represents and warrants to GH Power and Matinas, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Pubco is duly incorporated as a company, validly existing and in good standing under the laws of the Province of Ontario. Merger Sub A is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario. Merger Sub B is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco, Merger Sub A and Merger Sub B has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, Merger Sub A and Merger Sub B is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Matinas accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. Subject to the Pubco Charter becoming effective, each of Pubco, Merger Sub A and Merger Sub B has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco, Merger Sub A and Merger Sub B and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Pubco, Merger Sub A or Merger Sub B are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, Merger Sub A and Merger Sub B is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals.

(a) No Consent of or with any Governmental Authority, on the part of Pubco, Merger Sub A or Merger Sub B is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with the NYSE or the SEC with respect to the Transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or each Merger Sub, as applicable.

(b) The enterprise value of the Parties being acquired, calculated in accordance with the Investment Canada Act, is less than the applicable threshold of the Investment Canada Act. None of Merger Sub A nor GH Power and its Subsidiaries are engaged in (i) any of the activities identified under section 14.1(6) of the Investment Canada Act as constituting a “cultural business”, or a business that falls within a specific type of business activity that is related to Canada’s cultural heritage or national identity as prescribed under the Investment Canada Act, or (ii) any of the activities identified in section 8 of the Guidelines on the National Security Review of Investments issued under the Investment Canada Act.

(c) None of the Parties have assets in Canada or gross revenue from sales in or from Canada greater than $93,000,000 as calculated in accordance with the Competition Act. The Parties and their “affiliates” (as such term is defined in the Competition Act) (i) do not have assets in Canada that exceed CAD$400,000,000, determined as prescribed and (ii) did not have gross revenues from sales in, from or into Canada, determined for such period and in such matter as prescribed, that exceed CAD$400,000,000 in aggregate value.

5.4 Non-Contravention. The execution and delivery by Pubco and each Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the Pubco Charter becoming effective, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco or any Merger Sub, as applicable.

5.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue an unlimited number of Pubco Common Shares and an unlimited number of Pubco Preferred Shares, issuable in series, of which one Pubco Common Share is issued and outstanding, the ownership of which is set forth on Schedule 5.5, and no Pubco Preferred Shares are issued and outstanding, (ii) Merger Sub A is authorized to issue an unlimited number of shares of Merger Sub A Common Shares, of which one share is issued and outstanding, and all of which are owned by Pubco, and (iii) Merger Sub B is authorized to issue 5,000 shares of Merger Sub B Common Stock, of which 5,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the Transactions contemplated by this Agreement, other than the Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Pubco and Merger Sub Activities. Since their incorporation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and each Merger Sub are not party to or bound by any Contract.

5.7 Tax and Legal Matters.

(a) To the Knowledge of Pubco, no shareholder of Pubco is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Amalgamation from qualifying as a transaction described in Section 351 of the Code.

(b) None of Pubco, each Merger Sub, nor any of the respective Affiliates of any such Persons have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Amalgamation from qualifying as an exchange described in Section 351 of the Code.

(c) As a result of the Amalgamation, Pubco will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Pubco be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Pubco has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

5.8 Finders and Brokers. Except as set forth on Schedule 5.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the GH Power Companies, Pubco, the Matinas Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or each Merger Sub.

5.9 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or each Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Matinas’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Matinas, the GH Power Companies or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and each Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the GH Power Companies and Matinas and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the GH Power Companies and Matinas for such purpose. Each of Pubco and each Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of GH Power and Matinas set forth in this Agreement (including the related portions of GH Power Disclosure Schedules and the Matinas Disclosure Schedules) and in any certificate delivered to Pubco or any Merger Sub pursuant hereto, and the information provided by or on behalf of GH Power or Matinas for the Registration Statement; and (b) none of GH Power, Matinas or their respective Representatives have made any representation or warranty as to the GH Power Companies, Matinas or this Agreement, except as expressly set forth in this Agreement (including the related portions of GH Power Disclosure Schedules and the Matinas Disclosure Schedules) or in any certificate delivered to Pubco or either Merger Sub pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF GH POWER

Except as set forth in the disclosure schedules delivered by GH Power to Matinas on the date hereof (the “GH Power Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, GH Power hereby represents and warrants to Matinas and Pubco, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. GH Power is a company duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other GH Power Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each GH Power Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 6.1 lists all jurisdictions in which any GH Power Company is qualified to conduct business and all names other than its legal name under which any GH Power Company does business. GH Power has provided to Matinas accurate and complete copies of the Organizational Documents of each GH Power Company, each as amended to date and as currently in effect. No GH Power Company is in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. GH Power has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform GH Power’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which GH Power is or is required to be a party and the consummation of the Transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of GH Power in accordance with GH Power’s Organizational Documents, the laws of its jurisdiction of incorporation or formation, any other applicable Law and any Contract to which GH Power or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of GH Power are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which GH Power is or is required to be a party shall be when delivered, duly and validly executed and delivered by GH Power Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of GH Power, enforceable against GH Power in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The issued shares in the capital of GH Power consist of (i) 603,619,540 Class A Common Shares, (ii) 173,810,000 Class B Common Shares, (iii) 3,641,000 Series A Preferred Shares, and (iv) 350,000 Series B Preferred Shares and there is no other issued shares in the capital of GH Power. The GH Power shareholders are the legal (registered) and beneficial owners of all of the issued and outstanding GH Power Shares and GH Power Preferred Shares, with each shareholder owning GH Power Shares and/or GH Power Preferred Shares set forth on Schedule 6.3(a), all of which GH Power Shares and GH Power Preferred Shares are owned by such shareholders free and clear of any Liens other than those imposed under GH Power Organizational Documents and applicable securities Laws. Schedule 6.3(a) also sets forth as of the date of this Agreement, the amount of any accrued dividends payable in accordance with GH Power’s Organizational Documents to the holders of GH Power Preferred Shares in preference to holders of GH Power Common Shares. After giving effect to the Amalgamation, Pubco shall own all of the issued and outstanding shares in the capital of the Canada Surviving Corporation free and clear of any Lien. All of the issued shares and other equity interests of GH Power have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of its jurisdiction of incorporation or formation, any other applicable Law, GH Power’s Organizational Documents or any Contract to which GH Power is a party or by which GH Power or its securities are bound. GH Power does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) Except as set forth in Schedule 6.3(a) or Schedule 6.3(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of GH Power or (B) obligating GH Power to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating GH Power to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of GH Power to repurchase, redeem or otherwise acquire any shares of GH Power or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.3(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which GH Power is a party with respect to the voting of any shares of GH Power.

(c) All Indebtedness of GH Power as of the date of this Agreement is disclosed on Schedule 6.3(c). No Indebtedness of GH Power contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by GH Power, (iii) the ability of GH Power to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Since January 1, 2021, GH Power has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any shares in the capital of GH Power, and the board of directors of GH Power has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of GH Power, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of GH Power are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the GH Power Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which GH Power or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of GH Power other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of GH Power is a party or which are binding upon any Subsidiary of GH Power providing for the issuance or redemption of any equity interests of any Subsidiary of GH Power. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of GH Power. Except as set forth in Schedule 6.4, no Subsidiary of GH Power has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another GH Power Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, GH Power does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No GH Power Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a GH Power Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5 Governmental Approvals.

(a) No Consent of or with any Governmental Authority on the part of GH Power is required to be obtained or made in connection with the execution, delivery or performance by GH Power of this Agreement and each Ancillary Document to which it is a party or the consummation by Matinas of the Transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on GH Power.

(b) The enterprise value of the Parties being acquired, calculated in accordance with the Investment Canada Act, is less than the applicable threshold of the Investment Canada Act. None of Merger Sub A nor GH Power and its Subsidiaries are engaged in (i) any of the activities identified under section 14.1(6) of the Investment Canada Act as constituting a “cultural business”, or a business that falls within a specific type of business activity that is related to Canada’s cultural heritage or national identity as prescribed under the Investment Canada Act, or (ii) any of the activities identified in section 8 of the Guidelines on the National Security Review of Investments issued under the Investment Canada Act.

(c) None of the Parties have assets in Canada or gross revenue from sales in or from Canada greater than $93,000,000 as calculated in accordance with the Competition Act. The Parties and their “affiliates” (as such term is defined in the Competition Act) (i) do not have assets in Canada that exceed CAD$400,000,000, determined as prescribed and (ii) did not have gross revenues from sales in, from or into Canada, determined for such period and in such matter as prescribed, that exceed CAD$400,000,000 in aggregate value.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by GH Power (or any other GH Power Company, as applicable) of this Agreement and each Ancillary Document to which it is a party, the consummation by any GH Power Company of the Transactions contemplated hereby and thereby and the compliance by any GH Power Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any GH Power Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any GH Power Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any GH Power Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any GH Power Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any GH Power Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on GH Power.

6.7 Financial Statements.

(a) As used herein, the term “GH Power Financials” means (i) the GH Power prepared unaudited consolidated financial statements of the GH Power Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the GH Power Companies as of December 31, 2025 (the “GH Power Balance Sheet Date”; such date, the “GH Power Balance Sheet Date”), and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the year then ended. The GH Power Financials (x) were prepared from the books and records of the GH Power Companies as of the times and for the periods referred to therein in good faith by management using accounting policies applied on a basis consistent with prior periods; (y) are prepared in accordance with IFRS, but exclude footnotes and year-end adjustments which will not be material in amount, and (z) fairly present in all material respects the consolidated financial position of the GH Power Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the GH Power Companies for the periods indicated. No GH Power Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each GH Power Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such GH Power Company does not maintain any off-the-book accounts and that such GH Power Company’s assets are used only in accordance with such GH Power Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such GH Power Company and to maintain accountability for such GH Power Company’s assets, (iv) access to such GH Power Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such GH Power Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the GH Power Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No GH Power Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any GH Power Company. Since January 1, 2021, no GH Power Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any GH Power Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any GH Power Company has engaged in questionable accounting or auditing practices.

(c) The GH Power Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any GH Power Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any GH Power Company, or (iii) the ability of the GH Power Companies to grant any Lien on their respective properties or assets.

(d) No GH Power Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of GH Power and its Subsidiaries as of the GH Power Balance Sheet Date contained in GH Power Financials or (ii) not material and that were incurred after the GH Power Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the GH Power Companies that were delivered by or on behalf of GH Power to Matinas or Pubco or their respective Representatives were prepared in good faith using assumptions that GH Power believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed (the “Accounts Receivable”) of the GH Power Companies arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a GH Power Company arising from its business. None of the Accounts Receivable of the GH Power Companies are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the GH Power Financials. All of the Accounts Receivable of the GH Power Companies are, to the Knowledge of GH Power, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the GH Power Companies (net of reserves) within ninety (90) days.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since January 1, 2021, each GH Power Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2 (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of Matinas.

6.9 Compliance with Laws. No GH Power Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any GH Power Company received, since January 1, 2021, any written or, to the Knowledge of GH Power, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10 Permits. Each GH Power Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any GH Power Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “GH Power Permits”). GH Power has made available to Matinas true, correct and complete copies of any material GH Power Permits, all of which material GH Power Permits are listed on Schedule 6.10. All of the GH Power Permits are in full force and effect, and no suspension or cancellation of any of GH Power Permits is pending or, to GH Power’s Knowledge, threatened. No GH Power Company is in violation in any material respect of the terms of any GH Power Permit, and no GH Power Company has received any written or, to the Knowledge of GH Power, oral notice of any Actions relating to the revocation or modification of any GH Power Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to GH Power’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to GH Power’s Knowledge, threatened since January 1, 2021); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2021, in either case of (a) or (b) by or against any GH Power Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a GH Power Company must be related to the GH Power Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the GH Power Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the GH Power Companies, taken as a whole. Since January 1, 2021, none of the current or former officers, senior management or directors of any GH Power Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K under the Securities Act), with respect to GH Power or any of its Subsidiaries (assuming the Company was subject to the requirements of the Exchange Act), other than those contracts identified in Schedule 6.12(a), which, for the avoidance of doubt, shall exclude any GH Power Benefit Plans (each Contract required to be set forth on Schedule 6.12(a), a “GH Power Material Contract”).

(b) With respect to each GH Power Material Contract: (i) such GH Power Material Contract is valid and binding and enforceable in all respects against the GH Power Company party thereto and, to the Knowledge of GH Power, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions contemplated by this Agreement will not affect the validity or enforceability of any GH Power Material Contract; (iii) no GH Power Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any GH Power Company, or permit termination or acceleration by the other party thereto, under such GH Power Material Contract; (iv) to the Knowledge of GH Power, no other party to such GH Power Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any GH Power Company, under such GH Power Material Contract; (v) no GH Power Company has received written or, to the Knowledge of GH Power, oral notice of an intention by any party to any such GH Power Material Contract to terminate such GH Power Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any GH Power Company in any material respect; and (vi) no GH Power Company has waived any rights under any such GH Power Material Contract.

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth: all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a GH Power Company or otherwise used or held for use by a GH Power Company in which a GH Power Company is the owner, applicant or assignee (“GH Power Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and all material unregistered Intellectual Property owned or purported to be owned by a GH Power Company; Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“GH Power IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “GH Power IP Licenses” as that term is used herein), under which a GH Power Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each GH Power Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such GH Power Company, and previously used or licensed by such GH Power Company, except for the Intellectual Property that is the subject of GH Power IP Licenses. Except as set forth on Schedule 6.13(a)(iii), all GH Power Registered IP is owned exclusively by the applicable GH Power Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such GH Power Registered IP.

(b) Each GH Power Company has a valid and enforceable license to use all Intellectual Property that is the subject of GH Power IP Licenses applicable to such GH Power Company. Each GH Power Company has performed all material obligations imposed on it in GH Power IP Licenses, has made all payments required to date, and such GH Power Company is not, nor, to the Knowledge of GH Power, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of GH Power, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the GH Power Companies of the Intellectual Property that is the subject of GH Power IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any GH Power Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any GH Power Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to GH Power’s Knowledge, threatened against a GH Power Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the GH Power Companies. No GH Power Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any GH Power Company, nor to the Knowledge of GH Power is there a reasonable basis therefor. There are no Orders to which any GH Power Company is a party or is otherwise bound that (i) restrict the rights of a GH Power Company to use, transfer, license or enforce any Intellectual Property owned by a GH Power Company, (ii) restrict the conduct of the business of a GH Power Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a GH Power Company. No GH Power Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a GH Power Company or, to the Knowledge of GH Power, otherwise in connection with the conduct of the respective businesses of the GH Power Companies. To GH Power’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any GH Power Company (“GH Power IP”) in any material respect.

(d) No current or former officers, employees or independent contractors of a GH Power Company have claimed any ownership interest in any Intellectual Property owned by a GH Power Company. To the Knowledge of GH Power, there has been no violation of a GH Power Company’s policies or practices related to protection of GH Power IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a GH Power Company. To GH Power’s Knowledge, none of the employees of any GH Power Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the GH Power Companies, or that would materially conflict with the business of any GH Power Company as presently conducted or contemplated to be conducted. Each GH Power Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material GH Power IP to the extent such GH Power IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of GH Power, no Person has obtained unauthorized access to confidential third party information and data in the possession of a GH Power Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each GH Power Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the GH Power Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the Transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a GH Power Company, or (ii) any GH Power IP License. Following the Closing, GH Power shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the GH Power Companies’ rights under such Contracts or GH Power IP Licenses to the same extent that the GH Power Companies would have been able to exercise had the Transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the GH Power Companies would otherwise be required to pay in the absence of such Transactions.

6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each GH Power Company has timely filed all income and other material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in GH Power Financials have been established, have been timely paid, collected or withheld. Each GH Power Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of GH Power, threatened Action against a GH Power Company by a Governmental Authority in a jurisdiction where a GH Power Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No GH Power Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of GH Power, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a GH Power Company in respect of any Tax, and no GH Power Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in GH Power Financials have been established).

(d) There are no Liens with respect to any Taxes upon any GH Power Company’s assets, other than Permitted Liens.

(e) No GH Power Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a GH Power Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No GH Power Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No GH Power Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder. No GH Power Company has engaged in any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act, any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act or any “reportable uncertain tax treatment” as defined in section 237.5(1) of the Tax Act (or any comparable provision of any other applicable Law).

(h) Each GH Power Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including Section 247 of the Tax Act, Section 482 of the Code and any comparable or similar provision of applicable Law). No GH Power Company is a party to any advance pricing agreement or any similar contract or agreement. No GH Power Company is subject to any gain recognition agreement under Section 367 of the Code.

(i) No GH Power Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j) No GH Power Company has any Liability for the Taxes of another Person (other than another GH Power Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No GH Power Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such GH Power Company with respect to any period following the Closing Date.

(k) No GH Power Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) No GH Power Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which GH Power is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which GH Power is or was the common parent corporation.

(m) No GH Power Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes. No GH Power Company has ever been engaged in a U.S. trade or business (within the meaning of the Code).

(n) The Amalgamation will cause Pubco to be treated as satisfying the “active trade or business test” as required by Treasury Regulation Section 1.367(a)-3(c)(1)(iv) so that the deemed transfer of Matinas shares to Pubco by its U.S. shareholders will not be subject to Section 367(a)(1). As a result of the Amalgamation, Pubco will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Pubco be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Pubco has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

(o) To the Knowledge of GH Power, no shareholder of GH Power is subject to a binding commitment and has not otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Amalgamation from qualifying as a transaction described in Section 351 of the Code.

(p) No GH Power Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Amalgamation from qualifying as an exchange described in Section 351 of the Code.

(q) No facts, circumstances or events exist or have existed that have resulted in, or may reasonably be expected to result in, the application of any of sections 15, 17, 78 to 80.04, 90(6) or 212.3 of the Tax Act (or any similar provision of any other applicable Law) to the GH Power Companies.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a GH Power Company for the operation of the business of a GH Power Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “GH Power Real Property Leases”), as well as the current annual rent and term under each GH Power Real Property Lease. GH Power has provided to Matinas a true and complete copy of each GH Power Real Property Lease, and in the case of any oral GH Power Real Property Lease, a written summary of the material terms of such GH Power Real Property Lease. The GH Power Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of GH Power, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a GH Power Company or any other party under any GH Power Real Property Lease, and no GH Power Company has received notice of any such condition. No GH Power Company owns any real property or any interest in real property (other than the leasehold interests in GH Power Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a GH Power Company with a book value or fair market value of greater than $1,000,000 is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“GH Power Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the GH Power Companies. The operation of each GH Power Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a GH Power Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a GH Power Company. GH Power has provided to Matinas a true and complete copy of each GH Power Personal Property Lease, and in the case of any oral GH Power Personal Property Lease, a written summary of the material terms of such GH Power Personal Property Lease. GH Power Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of GH Power, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a GH Power Company or any other party under any GH Power Personal Property Lease, and no GH Power Company has received notice of any such condition.

6.17 Title to and Sufficiency of Assets. Each GH Power Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on the GH Power Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the GH Power Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the GH Power Companies as it is now conducted and presently proposed to be conducted or that are used or held by the GH Power Companies for use in the operation of the businesses of the GH Power Companies, and taken together, are adequate and sufficient for the operation of the businesses of the GH Power Companies as currently conducted and as presently proposed to be conducted.

6.18 Employee Matters.

(a) No GH Power Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any GH Power Company and GH Power has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of GH Power, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of GH Power, threatened between any GH Power Company and Persons employed by or providing services as independent contractors to a GH Power Company. No current officer or employee of a GH Power Company has provided any GH Power Company written or, to the Knowledge of GH Power, oral notice of his or her plan to terminate his or her employment with any GH Power Company.

(b) Except as set forth in Schedule 6.18(b), each GH Power Company (i) is and has been for the past six (6) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of GH Power, oral notice that there is any pending Action involving unfair labor practices against a GH Power Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of GH Power, threatened against a GH Power Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the GH Power Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the GH Power Companies), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2025, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2025. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a GH Power Company and each is employed “at will”, and (B) the GH Power Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no GH Power Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to GH Power’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each GH Power Company employee has entered into GH Power’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a GH Power Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Matinas by GH Power.

(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any GH Power Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a GH Power Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a GH Power Company, a copy of which has been provided to Matinas by GH Power. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a GH Power Company are bona fide independent contractors and not employees of a GH Power Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any GH Power Company to pay severance or a termination fee.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a GH Power Company (each, a “GH Power Benefit Plan”). No GH Power Company nor any ERISA Affiliate has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each GH Power Benefit Plan, GH Power has made available to Matinas accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any GH Power Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a GH Power Company has any outstanding Liability or obligation.

(c) With respect to each GH Power Benefit Plan: (i) such GH Power Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (ii) no Action is pending, or to GH Power’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a GH Power Benefit Plan have in all material respects been timely made. No GH Power Company has incurred, or will incur in connection with the Transactions contemplated by this Agreement, any material Liability in connection with termination of, or withdrawal from, any GH Power Benefit Plan, except for customary administrative charges.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each GH Power Benefit Plan, determined as of the end of GH Power’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such GH Power Benefit Plan allocable to such benefit liabilities or have been accrued in all material respects on the GH Power Financials.

(e) GH Power is not, nor will be, obligated, whether under any GH Power Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by a GH Power Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which GH Power or any GH Power Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each GH Power Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits required for its business and operations, no Action is pending or, to GH Power’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to GH Power’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No GH Power Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No GH Power Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to GH Power’s Knowledge, threatened against any GH Power Company or any assets of a GH Power Company alleging either or both that a GH Power Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No GH Power Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any GH Power Company or any property currently or formerly owned, operated, or leased by any GH Power Company or any property to which a GH Power Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a GH Power Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a GH Power Company or, to GH Power’s Knowledge, previously owned, operated, or leased property of a GH Power Company pending or, to GH Power’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of GH Power, there is not located at any of the properties of a GH Power Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) GH Power has provided to Matinas all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any GH Power Company.

6.21 Transactions with Related Persons. No GH Power Company nor any of its Related Persons is presently, or in the past three (3) years, has been, a party to any transaction with a GH Power Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the GH Power Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the GH Power Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No GH Power Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any GH Power Company. The assets of the GH Power Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the GH Power Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 6.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 6.21 that cannot be terminated upon sixty (60) days’ notice by the GH Power Companies without cost or penalty.

6.22 Business Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a GH Power Company relating to a GH Power Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Matinas. All premiums due and payable under all such insurance policies have been timely paid and the GH Power Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No GH Power Company has any self-insurance or co-insurance programs. Since January 1, 2021, no GH Power Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a GH Power Company since January 1, 2021. Each GH Power Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the GH Power Companies. To the Knowledge of GH Power, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No GH Power Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Certain Business Practices.

(a) No GH Power Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No GH Power Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any GH Power Company or assist any GH Power Company in connection with any actual or proposed transaction.

(b) The operations of each GH Power Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a GH Power Company with respect to the any of the foregoing is pending or, to the Knowledge of GH Power, threatened.

(c) No GH Power Company or any of their respective directors or officers, or, to the Knowledge of GH Power, any other Representative acting on behalf of a GH Power Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no GH Power Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.24 Investment Company Act. No GH Power Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.25 Finders and Brokers. Except as set forth in Schedule 6.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Matinas, Pubco, the GH Power Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of any GH Power Company.

6.26 Information Supplied. None of the information supplied or to be supplied by GH Power expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Matinas’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by GH Power expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, GH Power makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Matinas or its Affiliates.

6.27 Independent Investigation. GH Power has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Matinas, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Matinas, Pubco and the Merger Subs for such purpose. GH Power acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Matinas, Pubco and the Merger Subs set forth in this Agreement (including the related portions of the Matinas Disclosure Schedules) and in any certificate delivered to GH Power pursuant hereto, and the information provided by or on behalf of Matinas, Pubco, Merger Sub A or Merger Sub B for the Registration Statement; and (b) none of Matinas, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to Matinas, Pubco or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Matinas Disclosure Schedules) or in any certificate delivered to GH Power pursuant hereto.

Article VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.14, each of GH Power, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, Matinas and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the GH Power Companies, Pubco or the Merger Sub as Matinas or its Representatives may reasonably request regarding the GH Power Companies, Pubco or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees, the PIPE Financing and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of GH Power, Pubco and the Merger Subs to reasonably cooperate with Matinas and its Representatives in their investigation, except that nothing herein shall require GH Power, Pubco, the Merger Subs or their Representatives to disclose any information to Matinas and Matinas’s Representatives that would cause a risk of loss of legal privilege to the disclosing party or would constitute a violation of applicable Laws; provided that GH Power, Pubco, Merger Subs and their Representatives shall have used commercially reasonable efforts to provide such information without violation of applicable Law. Matinas and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the GH Power Companies, Pubco or the Merger Subs. In addition, during the Interim Period, GH Power shall, and shall cause its Representatives to, keep Matinas and its Representatives reasonably informed of the status of, and all material developments and information relating to, the PIPE Financing, and shall promptly notify Matinas of any event, change or circumstance that would reasonably be expected to impair, delay or prevent the consummation of the PIPE Financing.

(b) During the Interim Period, subject to Section 7.14, Matinas shall give, and shall cause its Representatives to give, GH Power, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Matinas or its Subsidiaries, as GH Power, Pubco, the Merger Subs or their respective Representatives may reasonably request regarding Matinas, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Matinas’s Representatives to reasonably cooperate with GH Power, Pubco and the Merger Subs and their respective Representatives in their investigation, except that nothing herein shall require either Matinas or its Subsidiaries to disclose any information to GH Power, Pubco, the Merger Subs or their Representatives that would cause a risk of loss of legal privilege to the disclosing party or would constitute a violation of applicable Laws; provided that Matinas shall have used commercially reasonable efforts to provide such information without violation of applicable Law. GH Power and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Matinas or any of its Subsidiaries.

7.2 Conduct of Business of GH Power, Pubco and the Merger Subs.

(a) Unless Matinas shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 7.2, GH Power, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the GH Power Companies, Pubco and the Merger Subs and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Matinas (such consent not to be unreasonably withheld, conditioned or delayed), each of GH Power, Pubco or the Merger Subs shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, other than: (A) the issuance of equity securities upon the exercise, conversion or settlement of GH Power Convertible Securities outstanding as of the date of this Agreement and disclosed on Schedule 6.3(b), in accordance with their terms; (B) issuances under GH Power equity compensation plans (including inducement awards) in the ordinary course consistent with past practice; (C) issuances to employees, consultants, vendors, customers or strategic partners as consideration in bona fide commercial arrangements not primarily for capital raising, in an aggregate amount not to exceed 5% of fully diluted outstanding equity; (D) intercompany issuances to Pubco or its Subsidiaries; (E) issuances of equity securities to investors for cash consideration of up to $3,500,000 for working capital and general corporate purposes; and (F) adjustments to outstanding GH Power securities required by their existing terms (including stock splits, combinations or anti-dilution adjustments).

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate (other than borrowings under existing credit facilities), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any GH Power Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or for new hires, promotions or backfills in the ordinary course of business consistent with past practice;

(vi) make, change or revoke any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, make any material change in its accounting or Tax policies or procedures, file any Tax Return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of Taxes with any Tax authority, in each case, except as required by applicable Law or in compliance with GAAP, as relevant;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material GH Power Registered IP, or material GH Power Licensed IP, or disclose to any Person who has not entered into a confidentiality agreement any material Trade Secrets, other than (i) routine prosecution, maintenance, and renewals of GH Power IP and (ii) non-exclusive outbound licenses to customers and partners in the ordinary course of business;

(viii) terminate, or waive or assign any material right under any GH Power Material Contract or enter into any Contract that would be a GH Power Material Contract, in each case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in GH Power Financials or the consolidated financial statements of Pubco, as applicable, other than any waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of GH Power in accordance with its past practices which are not material individually or in the aggregate;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice or pursuant to any GH Power Material Contract;

(xvi) make capital expenditures in excess of $250,000 for any project;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 plus any expenses incurred in connection with the Transactions other than in the ordinary course of business consistent with past practice or pursuant to the terms of a GH Power Material Contract or GH Power Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, in any case outside of the ordinary course of business consistent with past practice;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of GH Power, Pubco or the Merger Subs;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of Matinas.

(a) Unless GH Power and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 7.3, Matinas shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Matinas and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of GH Power and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Matinas shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards (other than the issuances of common stock issuable pursuant to the Matinas Stock Options or Matinas Warrants, which options are outstanding as of the date hereof), or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Matinas from borrowing funds necessary to finance its ordinary course administrative costs and expenses, including its ordinary course accounts payables, and Expenses incurred in connection with the consummation of the Transactions);

(v) increase the wages, salaries or compensation of its employees or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Matinas Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans in the ordinary course of business consistent with past practice;

(vi) make, change or revoke any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, make any material change in its accounting or Tax policies or procedures, file any Tax Return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of Taxes with any Tax authority, in each case, except as required by applicable Law or in compliance with GAAP;

(vii) terminate, waive or assign any material right under any Matinas Material Contract or enter into any Contract that would be a Matinas Material Contract, in each case outside of the ordinary course of business consistent with past practice;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Matinas’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Matinas or any Matinas Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Matinas Financials, other than waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of Matinas in accordance with its past practices which are not material individually or in the aggregate;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiv) excluding the Sale of MAT 2203, sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xviii) excluding the Sale of MAT 2203, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice; or

(xxiii) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within thirty (30) calendar days following each three-month quarterly period and each fiscal year, GH Power shall deliver to Matinas an unaudited consolidated income statement and an unaudited consolidated balance sheet of the GH Power Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of GH Power to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the GH Power Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, GH Power will also promptly deliver to Matinas copies of any audited consolidated financial statements of the GH Power Companies that the GH Power Companies’ certified public accountants may issue.

(b) Each of the Parties shall use its reasonable best efforts to prepare and deliver, as promptly as practicable (but in any event within ninety (90) days of the date hereof), true, correct and complete copies of the financial statements and other financial information of such Party as are required to be included in the Registration Statement (the “Required Financials”) and to promptly make any necessary amendments, restatements or revisions to the Required Financials, including any audited or unaudited financial statements for additional periods as required pursuant to rules and regulations of the SEC, such that they remain compliant through the date of completion of the offering pursuant to the Registration Statement. Each Party shall use commercially reasonable efforts to promptly remedy or otherwise address any significant deficiency, material weakness or other issue with respect to such Party’s internal control over financial reporting or otherwise in the preparation of the Required Financials, as identified by such Party’s accountants.

7.5 Matinas Public Filings. During the Interim Period, Matinas shall keep current and timely file (subject to extension pursuant to Rule 12b-25 promulgated by the SEC) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Transactions to maintain the listing of the Matinas Common Stock on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the Pubco Common Shares.

7.6 Matinas Non-Solicitation.

(a) Matinas agrees that, during the Interim Period, Matinas shall not, and shall cause its Subsidiaries no to, nor shall it authorize or permit any of its or their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding any Matinas Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 7.6(a)) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 7.6); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 7.6 and subject to compliance with this Section 7.6, prior to obtaining the Required Matinas Stockholder Approval, Matinas may furnish non-public information regarding Matinas to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person which the Matinas Board determines in good faith, after consultation with Matinas’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Matinas nor any of its Representatives shall have breached this Section 7.6 in any material respect, (B) the Matinas Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Matinas Board under applicable Law; (C) Matinas receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire and “standstill” provisions) at least as favorable to Matinas as those contained in Section 7.14; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Matinas furnishes such nonpublic information to GH Power (to the extent such information has not been previously furnished by Matinas to GH Power). Without limiting the generality of the foregoing, Matinas acknowledges and agrees that, in the event any Representative of Matinas (whether or not such Representative is purporting to act on behalf of Matinas) takes any action that, if taken by Matinas, would constitute a breach of this Section 7.6, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 7.6 by Matinas for purposes of this Agreement.

(b) If Matinas or any Representative of Matinas receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then Matinas shall promptly (and in no event later than two (2) Business Days after Matinas becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise GH Power orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Matinas shall keep GH Power reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Notwithstanding the foregoing, prior to a Matinas Board Change in Recommendation, the Matinas Board may make a Matinas Board Change in Recommendation, if and only if (i) Matinas promptly notifies GH Power, in writing and at least four (4) Business Days before making a Matinas Board Change in Recommendation (the “Superior Offer Notice Period”) (which notice shall not constitute a Matinas Board Change in Recommendation), of its intention to make a Matinas Board Change in Recommendation, (ii) Matinas attaches to such notice the most current version of the proposed agreement (if any) under which such Superior Offer is proposed to be consummated and the identity of the Person making the Superior Offer, (iii) during the Superior Offer Notice Period, Matinas causes its financial and legal advisors to, negotiate with GH Power in good faith (to the extent GH Power desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iv) following the end of the Superior Offer Notice Period, the Matinas Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Offer.

(d) Except as otherwise permitted by this Section 7.6, neither the Matinas Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to GH Power, Pubco or the Merger Subs, the Matinas Board recommendation regarding the Transactions, or fail to include a recommendation in the Proxy Statement to approve the Transactions, or (ii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal (any of the foregoing in clause (i) or (ii), a “Matinas Board Change in Recommendation”).

(e) Matinas shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of Matinas provided to such Person as soon as practicable after the date of this Agreement.

(f) Nothing contained in this Agreement shall prohibit Matinas or the Matinas Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to the Matinas stockholders; provided, however, that in the case of the foregoing clause (iii) the Matinas Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Matinas Board Change in Recommendation unless the Matinas Board expressly publicly reaffirms its recommendation to approve the Transactions (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by the Company.

7.7 GH Power Non-Solicitation .

(a) GH Power agrees that, during the Interim Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding GH Power or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 7.7) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 7.7); or (vi) publicly propose to do any of the foregoing.

(b) Neither the GH Power Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Matinas, Pubco or the Merger Subs, the GH Power Board recommendation regarding the Transactions, including the Plan of Arrangement, or fail to include a recommendation in any required disclosure document to approve the Transactions, including the Plan of Arrangement or (ii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal.

(c) GH Power shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of GH Power or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

7.8 No Trading. GH Power, Pubco and the Merger Subs each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Matinas, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. GH Power, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Matinas, communicate such information to any third party, take any other action with respect to Matinas in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.9 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.10 Efforts. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement (if required based on information as of the date of this Agreement or, if not so required, then within ten (10) Business Days after such time at which the same shall become applicable to the Transactions), all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Each Party shall (i) promptly supply the other with any information which may be required in order to effectuate such filings, (ii) submit promptly any additional information which may be reasonably requested by any such Governmental Authority, and (iii) coordinate with the other Party in making any such filings or information submissions pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the Transactions.

7.11 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

7.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, Matinas and Pubco shall prepare with the assistance of GH Power and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Common Shares to be issued under this Agreement to the holders of Matinas Securities and GH Power Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Matinas (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Matinas stockholders for the matters to be acted upon at the Special Stockholder Meeting.

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Matinas stockholders to vote, at a special meeting of Matinas stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions, by the holders of Matinas Common Stock in accordance with Matinas’s Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE, (B) the adoption and approval of a new Equity Incentive Plan for Pubco, in form and substance to be mutually agreed by Pubco, GH Power and Matinas prior to the Closing (the “Pubco Equity Plan”), which will provide for new awards for a number of shares of Pubco Common Shares as mutually agreed by Pubco, GH Power and Matinas, (C) the Pubco Bylaws and Pubco Charter, (D) the Sale of Mat 2203, if deemed necessary, (E) such other matters as GH Power, Pubco and Matinas shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Stockholder Approval Matters”), and (F) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of Matinas.

(c) If, on the date one day immediately preceding the date for which the Special Stockholder Meeting is scheduled, Matinas reasonably believes that it will not receive proxies representing a sufficient number of shares to obtain the Required Matinas Stockholder Approval, whether or not a quorum is present, or, Matinas will not have sufficient shares of Matinas common stock to constitute a quorum, Matinas may in its sole discretion make one or more successive postponements or adjournments of the Special Stockholder Meeting as long as such Special Stockholder Meeting is not postponed more than five (5) days for each postponement or adjournment or an aggregate of ten (10) days for all such postponements or adjournments. In connection with the Registration Statement, Matinas and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Matinas’s Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE. Matinas and Pubco shall cooperate and provide GH Power (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. GH Power shall provide Matinas with such information concerning the GH Power Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by GH Power shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d) Pubco shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, the Arrangement and the other transactions contemplated hereby, which shall include reasonable best efforts to cause to be delivered the consent from its independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act. Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Special Stockholder Meeting, respectively. Each of Matinas, Pubco and GH Power shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to GH Power, Pubco, Matinas and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Matinas’s stockholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Matinas’s Organizational Documents; provided, however, Pubco may not amend the Registration Statement without Matinas’s written consent.

(e) Matinas and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Matinas and Pubco shall provide GH Power with copies of any written comments, and shall inform GH Power of any material oral comments, that Matinas, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Stockholder Meeting promptly after the receipt of such comments and shall give GH Power a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Matinas and Pubco shall distribute the Registration Statement to Matinas’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting in accordance with the DGCL for a date no later than forty (40) days following the effectiveness of the Registration Statement.

(g) Matinas and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Matinas’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting.

7.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Matinas, Pubco and GH Power, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release and within four (4) Business Days of execution of this Agreement, Matinas shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which GH Power shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with GH Power reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Matinas shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

7.14 Confidential Information.

(a) GH Power, Pubco and the Merger Subs agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Matinas Confidential Information, and will not use it for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Matinas Confidential Information without Matinas’s prior written consent; and (ii) in the event that GH Power, Pubco, any Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Matinas Confidential Information, (A) provide Matinas to the extent legally permitted with prompt written notice of such requirement so that Matinas or an Affiliate thereof may seek, at Matinas’s cost, a protective Order or other remedy or waive compliance with this Section 7.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or Matinas waives compliance with this Section 7.14(a), furnish only that portion of such Matinas Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Matinas Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, GH Power, Pubco and the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to Matinas or destroy (at Matinas’s election) any and all copies (in whatever form or medium) of Matinas Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the obligations of confidentiality and non-use with respect to any Matinas Confidential Information that constitutes a trade secret under applicable Law shall survive indefinitely.

(b) Matinas hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any GH Power Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of GH Power Confidential Information without GH Power’s prior written consent; and (ii) in the event that Matinas or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any GH Power Confidential Information, (A) provide GH Power to the extent legally permitted with prompt written notice of such requirement so that GH Power may seek, at GH Power’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or GH Power waives compliance with this Section 7.14(b), furnish only that portion of such GH Power Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such GH Power Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Matinas shall, and shall cause its Representatives to, promptly deliver to GH Power or destroy (at GH Power’s election) any and all copies (in whatever form or medium) of GH Power Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Matinas and its Representatives shall be permitted to disclose any and all GH Power Confidential Information to the extent required by the Federal Securities Laws. Notwithstanding the foregoing, the obligations of confidentiality and non-use with respect to any GH Power Confidential Information that constitutes a trade secret under applicable Law shall survive indefinitely.

7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) individual designated by Matinas prior to the Closing; and (ii) four (4) individuals (as applicable) that are designated by GH Power prior to the Closing.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to either resign or be removed from their office, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as those of GH Power immediately prior to the Closing (unless GH Power desires to appoint another qualified person to serve in either such role, in which case, such other person identified by GH Power shall serve in such role).

7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Matinas and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Matinas (the “D&O Indemnified Persons”) as provided in Matinas’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Matinas, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Matinas to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Matinas to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Matinas’s directors and officers, Matinas shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Matinas’s existing policy; provided, that the aggregate premium for such D&O Tail Insurance shall not exceed 200% of the current annual premium paid by Matinas for its existing policy (the “D&O Tail Premium Cap”) and if such premium for such D&O Tail Insurance would exceed the D&O Tail Premium Cap, then Matinas shall purchase such D&O Tail Insurance that provides the maximum coverage available at an annual premium equal to the D&O Tail Premium Cap. If obtained, Pubco shall cause Matinas to maintain the D&O Tail Insurance in full force and effect and continue to honor the obligations thereunder. The D&O Tail Insurance shall be fully prepaid by Matinas prior to the Effective Time, and no further premiums shall be due from Pubco, GH Power, or their Affiliates.

7.17 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, indirect and other substantially similar Taxes (including any indirect capital gains taxes) and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne by GH Power. GH Power shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and Matinas agrees to cooperate in the filing of such Tax Returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation.

7.18 Tax Matters.

(a) Each of the Parties (together with each of its respective Affiliates) shall use its reasonable best efforts to cause, taken together, the Merger and the Amalgamation to qualify as an exchange described in Section 351 of the Code, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent, taken together, the Merger and the Amalgamation from qualifying as an exchange described in Section 351 of the Code.

(b) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Matinas Securityholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) or satisfy any reporting requirements arising (i) if applicable, as a result of Pubco’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any Taxable period following the Closing Date, including timely providing (a) a PFIC Annual Information Statement to enable such holders to make a “Qualified Electing Fund” election under Section 1295 of the Code for such Taxable period, and (b) information to enable applicable holders to report their allocable share of “subpart F” and/or “GILTI” income under Section 951 of the Code for such Taxable period and (ii) under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

7.19 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Pubco, GH Power and Matinas will take all such steps as may be required (to the extent permitted under applicable Laws and no-action letters issued by the SEC) to cause any acquisition of Pubco Common Shares (including derivative securities with respect to Pubco Common Shares) by each Person (including any director by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pubco, to be exempt under Rule 16b-3 under the Exchange Act. At least ten (10) days prior to the Closing Date, Matinas will furnish the following information to Pubco for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Matinas: (a) the number of shares of Matinas Common Stock held by such Person and expected to be exchanged for Pubco Common Shares pursuant to the Transaction and (b) the number of other derivative securities (if any) with respect to Matinas Common Stock held by such individual and expected to be converted into Pubco Common Shares or derivative securities with respect to Merger Sub Common Stock in connection with the Transactions.

7.20 Pubco S-8 Registration Statement. Pubco shall file with the SEC, as soon as reasonably practicable following the Effective Time, a registration statement on Form S-8, if available, for use by Pubco, relating to the Pubco Common Shares issuable with respect to Matinas Stock Options assumed by Pubco in accordance with Section 1.6(c).

7.21 Listing. Pubco shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of NYSE, to prepare and submit to NYSE a notification form for the listing of the Pubco Common Shares to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Section 713 of the NYSE American LLC Company Guide, to file an initial listing application for the Pubco Common Shares on NYSE (the “NYSE Listing Application”) and to cause such NYSE Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NYSE rules and regulations. Matinas and GH Power will cooperate with Pubco as reasonably requested by Pubco with respect to the NYSE Listing Application and promptly furnish to Pubco all information concerning the GH Power Companies, or Matinas and its stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 7.21.

7.22 PIPE Financing. GH Power shall take all commercially reasonable actions required to obtain the PIPE Financing and consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including to (x) comply with its obligations under the Subscription Agreements, and (y) in the event that all conditions in the Subscription Agreements have been satisfied, consummate the transactions contemplated by the Subscription Agreements prior to Closing. GH Power agrees that any Subscription Agreements will provide that Matinas is a third party beneficiary thereof and is entitled to enforce such agreements against the investor. Until the earlier of the termination of this Agreement or the Effective Time, GH Power shall not, without the prior written consent of Matinas (which consent shall not be unreasonably withheld, conditioned or delayed), amend or waive any provision of any Subscription Agreement. Prior to the Closing, Matinas shall provide, and shall cause its Subsidiaries and Representatives to provide, cooperation in connection with the arrangement and consummation of any PIPE Financing, in each case as may be reasonably requested by GH Power, including (i) timely furnishing any financial and other information concerning Matinas and its Subsidiaries as is reasonably requested by GH Power, (ii) participating in a reasonable number of meetings, presentations, and due diligence sessions with prospective investors with reasonable prior advance notice, (iii) assisting with the preparation of any customary marketing materials and offering documents, and (iv) taking all other actions reasonably necessary to consummate such PIPE Financing; provided that Matinas shall not be obligated to take any such action that is not conditioned upon the occurrence of Closing. Matinas agrees that it shall not take any action that is reasonably likely to impede, delay, or materially impair the terms of the PIPE Financing. Matinas hereby consents to the reasonable use of its logos in connection with the PIPE Financing.

7.23 Termination of Matinas Affiliate Transactions. Effective as of the Effective Time, Matinas and its Subsidiaries shall terminate all Affiliate transactions between Matinas or any of its Subsidiaries with any Affiliates of Matinas set forth on Schedule 7.23, in each case without any continuing Liability of Matinas (or Pubco, GH Power or any of their respective Affiliates) thereunder.

7.24 Stockholder Litigation. Prior to the Effective Time, Matinas shall control the defense or settlement of any litigation or other Proceedings against itself or any of its directors relating to this Agreement or the Transactions; provided that, until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Matinas will promptly provide GH Power with any pleadings and correspondence received by Matinas relating to any such litigation or Proceeding and will keep GH Power reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any such litigation or other Proceeding. Matinas will cooperate with and give GH Power the opportunity to consult and participate with respect to the defense or settlement of any such litigation or Proceeding. Other than Proceedings solely between or among the parties hereto, Matinas agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of GH Power.

7.25 Lock Up Agreements . Each of Matinas and GH Power shall cause each individual who is a director or executive officer of Matinas or GH Power, as applicable, as of immediately prior to the Effective Time to execute and deliver to Pubco, no later than five (5) Business Days prior to the Closing, a lock-up agreement in a form mutually agreed by Pubco and Matinas, acting reasonably (each, a “Lock-Up Agreement”). Each Lock-Up Agreement shall provide that, without the prior written consent of Pubco, the signatory will not, during the period commencing on the Closing Date and ending on the date that is the earlier of (i) one hundred eighty (180) days thereafter or (ii) ninety (90) days after termination of such shareholders’ service with Matinas (the “Lock-Up Period”), directly or indirectly, offer, sell, contract to sell, lend, pledge, hedge, swap or otherwise transfer or dispose of any equity securities of Pubco received by such signatory in the Transactions, or publicly disclose the intention to do any of the foregoing, in each case subject to customary exceptions. Pubco may cause appropriate legends to be placed on, and stop-transfer instructions to be noted against, any Pubco securities subject to the Lock-Up Agreements to reflect the restrictions therein.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by GH Power and Matinas of the following conditions:

(a) Required Matinas Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the stockholders of Matinas at the Special Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Matinas at the Special Stockholder Meeting in accordance with Matinas’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Matinas Stockholder Approval”).

(b) Required GH Power Shareholder Approval. This Agreement, the Ancillary Documents and the Transaction shall have been duly adopted by the requisite equityholders of GH Power (the “Required GH Power Shareholder Approval”). The Required GH Power Shareholder Approval of the Arrangement Resolution shall have been approved in accordance with the Interim Order and applicable Law and a certified copy of such Arrangement Resolution shall have been delivered to Matinas and Pubco.

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.15.

(e) Pubco Organizational Documents. At or prior to the Closing, the bylaws and articles of Pubco shall each be in a form reasonably acceptable to each of GH Power and Matinas.

(f) Foreign Private Issuer Status. Each of GH Power and Matinas shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(h) Stock Exchange Listing. The Pubco Common Shares to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

(i) Arrangement Resolutions. The Arrangement Resolution has been approved at the Company Meeting in accordance with the Interim Order.

(j) Orders. the Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either GH Power or Matinas, each acting reasonably, on appeal or otherwise.

8.2 Conditions to Obligations of GH Power, Pubco and the Merger Sub . In addition to the conditions specified in Section 8.1, the obligations of GH Power, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver (by GH Power and Pubco) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Matinas contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.6 (Subsidiaries) and Section 4.23 (Finders and Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

(ii) All other representations and warranties of Matinas contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Matinas shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Matinas since the date of this Agreement which is continuing and uncured, so as to no longer constitute a Material Adverse Effect at the Closing Date.

(d) Closing Deliveries.

(i) Officer Certificate. Matinas shall have delivered to GH Power and Pubco a certificate, dated the Closing Date, signed by an executive officer of Matinas in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to Matinas.

(ii) Secretary Certificate. Matinas shall have delivered to GH Power and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Matinas’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Matinas’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Matinas Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Matinas is or is required to be a party or otherwise bound.

(iii) Good Standing. Matinas shall have delivered to GH Power and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Matinas certified as of a date no earlier than five (5) Business Days prior to the Closing Date from the proper Governmental Authority of Matinas’s jurisdiction of organization and from each other jurisdiction in which Matinas is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) FIRPTA Certificate. Matinas shall deliver to Pubco a duly executed certification that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Pubco, certifying that Matinas is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that provision of such certificate shall not be a condition to Closing and that the sole remedy for failure to provide such certification shall be withholding, if applicable.

8.3 Conditions to Obligations of Matinas. In addition to the conditions specified in Section 8.1, the obligations of Matinas to consummate the Transactions are subject to the satisfaction or written waiver (by Matinas) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of GH Power, Pubco, and the Merger Subs contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.6 (Pubco and Merger Sub Activities), Section 5.8 (Finders and Brokers), Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.4 (Subsidiaries) and Section 6.25 (Finders and Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

(ii) All other representations and warranties of GH Power, Pubco, and the Merger Subs contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. GH Power, Pubco and the Merger Subs shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any GH Power Company, Pubco or the Merger Subs since the date of this Agreement which is continuing and uncured, so as to no longer constitute a Material Adverse Effect at the Closing Date.

(d) Amalgamation. The Amalgamation shall have been effectuated in accordance with Section 2.1.

(e) PIPE Financing. Evidence that all cash from the PIPE Financing has been deposited with GH Power, in accordance with the Subscription Agreements and equals at least the Minimum PIPE Amount.

(f) Closing Deliveries.

(i) Officer Certificate. Matinas shall have received a certificate from GH Power, dated as of the Closing Date, signed by an executive officer of GH Power in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c). Pubco shall have delivered to Matinas a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco and the Merger Subs, as applicable.

(ii) Secretary Certificates. GH Power and Pubco shall each have delivered to Matinas a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. GH Power shall have delivered to Matinas a good standing certificate (or similar documents applicable for such jurisdictions) for GH Power certified as of a date no earlier than five (5) Business Days prior to the Closing Date from the proper Governmental Authority of GH Power’s jurisdiction of organization and from each other jurisdiction in which GH Power is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Matinas good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than five (5) Business Days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Payment Spreadsheet. GH Power shall have delivered the Payment Spreadsheet to Matinas.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to GH Power, any GH Power Company, Pubco or any Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of GH Power and Matinas;

(b) by written notice by GH Power or Matinas if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to GH Power, on the one hand, or to Matinas, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Transactions to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement, provided, further, that, in the event that a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the Outside Date, then either Matinas or GH Power shall be entitled to extend the Outside Date for an additional sixty (60) days by written notice to the other Party;

(c) by written notice by either GH Power or Matinas if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to GH Power, Pubco or the Merger Subs) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by GH Power to Matinas, if (i) there has been a material breach by Matinas of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Matinas shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to Matinas by GH Power or (B) the Outside Date; provided, that GH Power shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time GH Power, Pubco or any Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by Matinas to GH Power, if (i) there has been a material breach by GH Power, Pubco, or any Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to GH Power by Matinas or (B) the Outside Date; provided, that Matinas shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Matinas is in material uncured breach of this Agreement;

(f) by written notice by either Matinas or GH Power if the Required GH Power Shareholder Approval shall not have been obtained at the GH Power Meeting (or any adjournment(s) or postponement(s) thereof) in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any Party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties in any material respect under this Agreement has been the cause of, or resulted in, the failure to obtain the Required GH Power Shareholder Approval;

(g) by written notice by either Matinas or GH Power if (i) the Special Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Matinas’s stockholders shall have taken a final vote on the Stockholder Approval Matters and (ii) the Stockholder Approval Matters shall not have been approved at the Special Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Matinas Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to Matinas where the failure to obtain the Required Matinas Stockholder Approval shall have been caused by the action or failure to act of Matinas and such action or failure to act constitutes a material breach by Matinas of this Agreement;

(h) by written notice by GH Power (at any time prior to the Required Matinas Stockholder Approval being obtained) if a Matinas Triggering Event shall have occurred; or

(i) by written notice by Matinas (at any time prior to the Required Matinas Stockholder Approval), if (i) Matinas has received a Superior Offer, (ii) Matinas has complied with its obligations under Section 7.6 in order to accept such Superior Offer, (iii) Matinas concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two (2) Business Days of such termination, Matinas pays to GH Power the Matinas Termination Fee.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.13, 7.14, 9.2, 9.3, 9.4 Article X and Article XI (to the extent such definitions are included within the foregoing sections) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or claim for fraud against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Expenses. Except as set forth in Section 9.4, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. Notwithstanding the foregoing, whether or not the Merger is consummated, Pubco or GH Power, on the one hand, and Matinas, on the other hand, shall each pay one-half of (i) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions; and (ii) all expenses incurred in connection with the printing, mailing and soliciting of proxies with respect to Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto); provided, that all expenses and filing fees incurred in connection with any filings with or approvals from NYSE in connection with the Transaction, including all fees associated with the NYSE Listing Application, shall be borne by GH Power. For the avoidance of doubt, all fees in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC shall be paid by one-half by GH Power and Pubco and one-half by Matinas.

9.4 Termination Fees.

(a) If

(i) (A) this Agreement is terminated by GH Power pursuant to Section 9.1(b), Section 9.1(d), or Section 9.1(g), (B) an Acquisition Proposal with respect to Matinas shall have been publicly announced, disclosed or otherwise communicated to Matinas or the Matinas Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (C) within twelve (12) months after the date of such termination, Matinas enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B); or

(ii) (A) this Agreement is terminated by GH Power pursuant to Section 9.1(h) (or, at the time this Agreement is terminated, GH Power had the right to terminate this Agreement pursuant to Section 9.1(h)) or (B) this Agreement is terminated by Matinas pursuant to Section 9.1(i), then, in the case of a termination pursuant to Section 9.4(a)(i) (where the Subsequent Transaction involves an Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes)) or Section 9.4(a)(ii), Matinas shall pay to GH Power a nonrefundable fee in an amount equal to $1,000,000 (the “Matinas Termination Fee”). In the case of a termination under Section 9.4(a)(ii), the Matinas Termination Fee shall be payable upon execution of any Permitted Alternative Agreement (with a credit for any fee paid if a fee is also payable upon consummation of a Subsequent Transaction). In addition to the Matinas Termination Fee, if this Agreement is terminated by Matinas pursuant to Section 9.1(i) or a Subsequent Transaction is consummated, Matinas shall reimburse GH Power for all of GH Power’s documented third-party deal and financing costs, including all fees and expenses related to the PIPE Financing, due diligence, auditor services, and legal counsel, up to a maximum of $250,000. All payments under this Section 9.4(a) shall be in addition to any amount payable pursuant to Section 9.4(f).

(b) If Matinas terminates this Agreement pursuant to Section 9.1(e) due to a material breach by GH Power of Section 7.7, and within twelve (12) months after the date of such termination a Subsequent Transaction is consummated by GH power; or if GH Power terminates this Agreement and within twelve (12) months after the date of such termination a Subsequent Transaction is consummated by GH power, then GH Power shall pay to Matinas a nonrefundable fee in an amount equal to $1,000,000 (the “GH Power Termination Fee” and, together with the Matinas Termination Fee, the “Termination Fees”). No GH Power Termination Fee shall be payable under this Section 9.4(b) if the failure of the Transactions to close is primarily due to (a) an Order or other action by a Governmental Authority permanently restraining, enjoining or otherwise prohibiting the Transactions, (b) the failure of any condition set forth in Section 8.2 (Conditions to Obligations of GH Power, Pubco and the Merger Sub) to be satisfied (unless such failure was caused by a willful and material breach by GH Power), or (c) a material uncured breach by Matinas of any of its representations, warranties, covenants or agreements contained in this Agreement.

(c) (i) If this Agreement is terminated by GH Power pursuant to Section 9.1(d) or (ii) in the event of a failure of GH Power to consummate the transactions to be consummated at the Closing solely as a result of a Material Adverse Effect with respect to Matinas as set forth in Section 8.2(c) (provided, that at such time all of the other conditions precedent to Matinas’s obligation to close set forth in Section 8.1 and Section 8.3 have been satisfied by GH Power, are capable of being satisfied by GH Power or have been waived by Matinas), then Matinas shall reimburse GH Power for all reasonable out-of-pocket fees and expenses incurred by GH Power in connection with this Agreement and the Transactions, up to a maximum of $250,000 by wire transfer of same-day funds within ten (10) Business Days following the date on which GH Power submits to Matinas true and correct copies of reasonable documentation supporting such expenses.

(d) (i) If this Agreement is terminated by Matinas pursuant to Section 9.1(e) or (ii) in the event of a failure of Matinas to consummate the transactions to be consummated at the Closing solely as a result of a Material Adverse Effect with respect to GH Power as set forth in Section 8.3(c) (provided, that at such time all of the other conditions precedent to GH Power’s obligation to close set forth in Section 8.1 and Section 8.2 have been satisfied by Matinas, are capable of being satisfied by Matinas or have been waived by GH Power), then GH Power shall reimburse Matinas for all reasonable, documented, out-of-pocket third-party fees and expenses incurred by Matinas in connection with this Agreement and the transactions contemplated by this Agreement, up to a maximum of $500,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Matinas submits to GH Power true and correct copies of reasonable documentation supporting such expenses.

(e) Any Matinas Termination Fee or GH Power Termination Fee due under this Section 9.4 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.4, then such Party shall (i) reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 9.4, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f) Subject to Section 9.2, payment by Matinas of the Matinas Termination Fee and any other amounts expressly payable under Section 9.4 shall, in the circumstances in which such amounts are owed in accordance with this Agreement, constitute the sole and exclusive remedy of GH Power for the termination scenario described in Section 9.4(b). In no event shall Matinas be required to pay the amounts payable pursuant to Section 9.4(b) on more than one occasion, and GH Power shall not seek any additional expense reimbursement, damages or equitable relief for the same breach or termination scenario for which the Matinas Termination Fee or other expenses are paid. Following payment of the Termination Fee and all other amounts, if any, expressly payable under Section 9.4(b), (x) Matinas shall have no further liability to GH Power in connection with or arising out of this Agreement or the termination thereof, the breach giving rise to such termination, or the failure of the Transactions to be consummated, (y) GH Power (on behalf of itself and its Affiliates) waives and releases any other claims and remedies against the Matinas Companies and their respective Affiliates for such matters, whether at law or in equity and (z) GH Power and its Affiliates shall be precluded from any other remedy against the Matinas Companies and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(g) Subject to Section 9.2, payment by GH Power of the GH Power Termination Fee and any other amounts expressly payable under Section 9.4(d) shall, in the circumstances in which such amounts are owed in accordance with this Agreement, constitute the sole and exclusive remedy of Matinas for the termination scenario described in Section 9.4. In no event shall GH Power be required to pay the amounts payable pursuant to Section 9.4(b) on more than one occasion, and Matinas shall not seek any additional expense reimbursement, damages or equitable relief for the same breach or termination scenario for which the GH Power Termination Fee is paid. Following payment of the GH Power Termination Fee and all other amounts, if any, expressly payable under Section 9.4, (x) GH Power shall have no further liability to Matinas in connection with or arising out of this Agreement or the termination thereof, the breach giving rise to such termination, or the failure of the Transactions to be consummated, (y) Matinas (on behalf of itself and its Affiliates) waives and releases any other claims and remedies against GH Power and its Affiliates for such matters, whether at law or in equity and (z) Matinas and its Affiliates shall be precluded from any other remedy against the Matinas Companies and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummate.

(h) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.4 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Article X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) if sent by email on a Business Day before 11:59 p.m. (recipient’s time), when transmitted; (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Matinas at or prior to the Closing, to: Matinas BioPharma Holdings, Inc. 1545 Route 206 South, Suite 302 Attn: Jerome D. Jabbour Telephone No.: 908-484-8805 E-mail: [*]

with a copy (which will not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Steven M. Skolnick, Esq.; Annie Nazarian Davydov

Telephone No.: (973) 597-2476; (646) 414-6922

E-mail: sskolnick@lowenstein.com; anazarian@lowenstein.com

If to GH Power at or prior to the Closing, to: GH Power, Inc. 7 Alder Cres., Deep River, Ontario, K0J 1P0, Canada Attn: David White Telephone No.: (289) 314-1571 E-mail: [*]

with a copy (which will not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Attn: Louis A. Bevilacqua, Esq.

Telephone No.: (202) 869-0888 (ext. 100)

E-mail: lou@bevilacquapllc.com

If to Pubco or the Merger Subs at or prior to the Closing, to: GH Power, Inc. 7 Alder Cres., Deep River, Ontario, K0J 1P0, Canada Attn: David White Telephone No.: (289) 314-1571 E-mail: [*]

with a copy (which will not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Attn: Louis A. Bevilacqua, Esq.

Telephone No.: (202) 869-0888 (ext. 100)

E-mail: lou@bevilacquapllc.com

If to Pubco, GH Power or Matinas after the Closing, to: GH Power, Inc. 7 Alder Cres., Deep River, Ontario, K0J 1P0, Canada Attn: David White Telephone No.: (289) 314-1571 E-mail: [*]

with a copy (which will not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Attn: Louis A. Bevilacqua, Esq.

Telephone No.: (202) 869-0888 (ext. 100)

E-mail: lou@bevilacquapllc.com

10.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GH Power, Pubco and Matinas, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof, except to the extent mandatorily governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE the FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity; provided, however, under no circumstance shall any party be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Transactions contemplated by this Agreement and monetary damages, including, without limitation, any monetary damages in lieu of specific performance and/or a Termination Fee.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by GH Power, Pubco, and Matinas; provided that no amendment, supplementation or modification shall affect a Party in a manner materially and adversely disproportionate to the other Parties without the prior written consent of such Party, provided, that, after approval of the Transactions by the Matinas stockholders, as applicable, no amendment may be made which by Law requires further approval by such stockholders without such further approval.

10.10 Waiver. Each of GH Power, Pubco and Matinas on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Matinas, on the one hand, or GH Power, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Matinas or any of its Affiliates, on the one hand, or by or on behalf of GH Power or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, that to the extent that the PIPE Financing is effected in accordance with the terms and conditions of this Agreement, the PIPE Financing shall not constitute an Acquisition Transaction; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Aggregate Consideration” means (i) the Aggregate GH Power Arrangement Consideration and (ii) the Aggregate Matinas Merger Consideration.

“Aggregate GH Power Arrangement Consideration” means the aggregate number of Pubco Common Shares payable to the holders of GH Power Shares and GH Power Preferred Shares in connection with the Arrangement in accordance with the Plan of Arrangement and the Payment Spreadsheet.

“Aggregate Matinas Merger Consideration” means the aggregate number of shares of Pubco Common Shares payable to the Matinas Securityholders in connection with the Merger in accordance with Section 1.06.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Matinas Voting Agreement, GH Power Voting Agreement, Plan of Arrangement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arrangement” means an arrangement under Section182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Pubco, Matinas and GH Power, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the GH Power Meeting.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Toronto, Ontario and New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Competition Act” means the Competition Act (Canada).

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by GH Power or any one or more of its Subsidiaries primarily for the benefit of employees of GH Power or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GH Power Board” means the board of directors of GH Power.

“GH Power Company” means each of GH Power and its direct and indirect Subsidiaries.

“GH Power Confidential Information” means all confidential or proprietary documents and information concerning the GH Power Companies, Pubco or Merger Subs or any of their respective Affiliates, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that GH Power Confidential Information shall not include any information which, (i) at the time of disclosure by Matinas or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by GH Power, Pubco, the Merger Subs or their respective Representatives to Matinas or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such GH Power Confidential Information.

“GH Power Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of GH Power or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of GH Power.

“GH Power Meeting” means the meeting of the GH Power shareholders to be held to obtain the Required GH Power Shareholder Approval.

“GH Power Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement.

“GH Power Preferred Shares” means the class A preferred shares and the class B preferred shares in the capital of GH Power, each without par value.

“GH Power Securities” means, the GH Power Shares, the GH Power Preferred Shares, any GH Power options and any other GH Power Convertible Securities, collectively.

“GH Power Securityholder” means any holder of a GH Power Security.

“GH Power Shares” means the class A common shares and class B common shares in the capital of GH Power, each without par value.

“Governmental Authority” means any federal, state, provincial, territorial, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any stock exchange.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), whether contingent or otherwise, including the principal amount thereof and all fees and interest accrued thereon, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, minority interests, preferred shares, or other debt security, including all interest accrued thereon, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all guarantees, pledges or similar assurances by any member of such Person to pay another Person’s debt or to perform another Person’s obligation in the case of default, (k) all off-balance sheet Liabilities of such Person; and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Balance Sheet Date” means September 30, 2025.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and the regulations made thereunder.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, neither (i) the failure of Matinas to obtain the Required Matinas Stockholder Approval nor (ii) the failure of GH Power to obtain the Required GH Power Shareholder Approval shall be deemed to be a Material Adverse Effect on or with respect to Matinas or GH Power, respectively.

“Matinas Board” means the board of directors of Matinas.

“Matinas Common Stock” means the shares of Common Stock, par value $0.0001 per share, of Matinas.

“Matinas Company” means each of Matinas and its direct and indirect Subsidiaries.

“Matinas Confidential Information” means all confidential or proprietary documents and information concerning Matinas or any of its Affiliates; provided, however, that Matinas Confidential Information shall not include any information which, (i) at the time of disclosure by GH Power, Pubco, any Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Matinas or its Representatives to GH Power, Pubco, any Merger Sub or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Matinas Confidential Information.

“Matinas Interim Balance Sheet” means the balance sheet of Matinas included in its Quarterly Report on Form 10-Q for the quarter ended on the Interim Balance Sheet Date, filed with the SEC on November 10, 2025.

“Matinas Preferred Stock” means shares of Preferred Stock, par value $0.0001 per share, of Matinas.

“Matinas Securities” means the Matinas Common Stock, the Matinas Preferred Stock, the Matinas Stock Options and the Matinas Warrants, collectively.

“Matinas Securityholder” means any holder of a Matinas Security.

“Matinas Stock Option(s)” means options to purchase shares of Matinas Common Stock.

“Matinas Triggering Event” shall be deemed to have occurred if: (a) the Matinas Board shall have made a Matinas Board Change in Recommendation; (b) the Matinas Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Matinas shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 7.6) in violation of the terms of this Agreement.

“Matinas Warrant” means a warrant to purchase shares of Matinas Common Stock, whether or not exercisable.

“Merger Sub A Common Shares” means the common shares, without par value, of Merger Sub A.

“Merger Sub B Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub B.

“Minimum PIPE Amount” means an aggregate of cash or cash equivalents equal to Fifteen Million Dollars ($15,000,000).

“Net Income” means the “net income” line item in the consolidated audited income statement of Pubco for the applicable calendar year.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, statutory books, memorandum and articles of incorporation or association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PEO Plan” means a plan, program, policy or arrangement sponsored or maintained by a third party “professional employer organization”.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP) have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Common Shares” means the common shares, without par value, of Pubco.

“Pubco Preferred Shares” means the preference shares, without par value, of Pubco, if any.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sale of MAT 2203” means the consummation of the sale of all of the issued and outstanding capital stock of Matinas BioPharma Nanotechnologies, Inc. (f/k/a Aquarius Biotechnologies Inc.) (the “Seller Entity”), which holds, among other assets, (i) that certain Amended and Restated Exclusive Licensing Agreement, dated as of January 29, 2015, by and between the Seller Entity and Rutgers, the State University of New Jersey and (ii) all of the Intellectual Property related to Matinas’s lipid nanocrystal (LNC) platform and the product candidate known as MAT 2203, with such sale to be effective concurrently with the Closing.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the GH Power Board or the Matinas Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to GH Power’s shareholders or Matinas’s stockholders, as applicable, than the terms of the Transactions.

“Tax Act” means the Income Tax Act, RSC 1985, c. 1 (5th Supp), as amended.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, real property, personal property, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) liability under any abandonment or unclaimed property, escheat or similar Law and (d) any Liability for the payment of amounts described in clauses (a), (b) or (c) of this sentence as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Arrangement and the Merger.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Pubco Bylaws	2.10(b)
Pubco Charter	2.10(b)
Accounts Receivable	6.7(f)
Agreement	Preamble
Amalgamation	Recitals
Arrangement Effective Time	2.8(a)
Assumed Warrants	1.6(d)
Canada Surviving Corporation	2.7(a)
Certificate of Merger	1.2
Closing	3.1
Closing Date	3.1
Closing Filing	7.13(b)
Closing Press Release	7.13(b)
Continuation Period	8.22(a)
Continuing Employees	8.22(a)
Converted Option	2.13(b)
Converted Warrant	2.13(c)
D&O Indemnified Person	7.16(a)
D&O Tail Insurance	7.16(b)
D&O Tail Premium Cap	7.16(b)
DGCL	Recitals
Disqualifying Event	4.24(d)
Dissent Rights	2.2(c)
Dissenting Shares	3.3
Effective Time	1.2
Enforceability Exceptions	4.2
Environmental Permit	4.20(a)
Exchange Agent	3.1(a)
Exchange Fund	3.1(a)
Expenses	9.3
FDA	4.27
FDCA	4.27
Federal Securities Laws	7.8
Final Order	2.4
GH Power	Preamble
GH Power Arrangement Consideration	2.12
GH Power Balance Sheet	6.7(a)
GH Power Balance Sheet Date	6.7(a)
GH Power Benefit Plan	6.19(a)
GH Power Board Change in Recommendation	7.7(a)
GH Power Disclosure Schedules	Article VI
GH Power Financials	6.7(a)
GH Power Interim Financing	7.26
GH Power IP	6.13(c)
GH Power IP Licenses	6.13(a)

GH Power Material Contract	6.12(a)
GH Power Permits	6.10
GH Power Personal Property Leases	6.16
GH Power Real Property Leases	6.15
GH Power Registered IP	6.13(a)
GH Power Termination Fee	9.4(b)
GH Power Voting Agreements	Recitals
Health Plan	4.19(k)
Interim Financing Loan	7.26
Interim Order	2.2
Interim Period	7.1(a)
Lock-Up Agreement	7.25
Lock-Up Period	7.25
Lost Certificate Affidavit	2.15(f)
Management Shareholders	Recitals
Matinas	Preamble
Matinas Benefit Plan	4.19(a)
Matinas Board Change in Recommendation	7.6(c)
Matinas Disclosure Schedules	Article IV
Matinas Financials	4.7(b)
Matinas IP	4.13(b)
Matinas IP Licenses	4.13(a)
Matinas Material Contract	4.12(a)
Matinas Permits	4.10
Matinas Personal Property Leases	4.16
Matinas Real Property Leases	4.15(a)
Matinas Registered IP	4.13(a)
Matinas Termination Fee	9.4(a)
Matinas Voting Agreements	Recitals
Merger	Recitals
Merger Sub A	Preamble
Merger Sub B	Preamble
Merger Sub(s)	Preamble
Net Proceeds	7.26
NYSE	4.7(a)
NYSE Listing Application	7.21
OBCA	Recitals
OFAC	4.24(c)
Off-the-Shelf Software	4.13(a)
Outside Date	9.1(b)
Party(ies)	Preamble
Payment Spreadsheet	2.14
Per Share Matinas Merger Consideration	1.6(a)
Pharmaceutical Product	4.27
PIPE Financing	Recitals
PIPE Subscribers	Recitals
Plan of Arrangement	2.1
Post-Closing Pubco Board	7.15(a)
Proxy Statement	7.12
Pubco	Preamble
Pubco Equity Plan	7.12(b)
Public Certifications	4.7(a)
Registration Rights Agreement	Recitals
Registration Statement	7.12
Regulation D Covered Persons	4.24(d)
Related Person	4.20
Required Financials	7.4(b)
Required GH Power Shareholder Approval	8.1(b)
Required Matinas Stockholder Approval	8.1(a)
SEC Reports	4.7(a)
Signing Filing	7.13(b)
Signing Press Release	7.13(b)
Special Stockholder Meeting	7.12(b)
Specified Courts	10.5
Stockholder Approval Matters	7.12(b)
Subscription Agreements	Recitals
Substituted Option	1.6(c)(i)
Superior Offer Notice Period	7.6(c)
Termination Fee	9.4(b)
Transfer Taxes	7.17
U.S. Surviving Corporation	1.1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

GH Power:

GH Power Inc.

By:	/s/ David White
Name:	David White
Title:	Chief Executive Officer

Pubco:

1001550000 ONTARIO INC.

By:	/s/ David White
Name:	David White
Title:	Chief Executive Officer

Merger Subs:

1001550002 ONTARIO INC.

By:	/s/ David White
Name:	David White
Title:	Chief Executive Officer

MBH MERGER SUB, INC.

By:	/s/ David White
Name:	David White
Title:	Chief Executive Officer

Matinas:

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerome D. Jabbour
Name:	Jerome D. Jabbour
Title:	Chief Executive Officer

[Signature Page to Merger and Business Combination Agreement]

Exhibit B

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT

(ONTARIO)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the respective meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of those terms have the corresponding meanings):

“1933 Securities Act” means the United States Securities Act of 1933;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(d);

“Arrangement” means the arrangement of GH Power under Section 182 of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations of this Plan of Arrangement made in accordance with the Business Combination Agreement and this Plan of Arrangement or made at the discretion of the Court in the Final Order (with the consent of GH Power and Matinas, each acting reasonably);

“Arrangement Effective Date” means the date of the Certificate of Arrangement;

“Arrangement Effective Time” means 12:01 a.m. (Toronto Time) on the Arrangement Effective Date, or such other time as the Parties may agree to in writing before the Arrangement Effective Date;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the GH Power Meeting;

“Articles of Arrangement” means the articles of arrangement of GH Power in respect of the Arrangement to be filed pursuant to the OBCA, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Pubco, Matinas and GH Power, each acting reasonably;

“Business Combination Agreement” means the Business Combination Agreement and Plan of Arrangement dated as of July 10, 2026, among Pubco, Merger Sub A, Merger Sub B, Matinas and GH Power (including the Exhibits attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Toronto, Ontario and New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

“Canada Surviving Corporation” has the meaning ascribed thereto in Section 3.1(d);

“Canada Surviving Corporation Shares” means the common shares in the capital of Canada Surviving Corporation;

B-1

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“Closing” means the consummation of the transactions contemplated by this Business Combination Agreement and this Plan of Arrangement;

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder;

“Consent” means any consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person;

“Converted Option” means each means each GH Power Option that is converted into an option to acquire Pubco Common Shares on substantially the same terms as conditions that were applicable to such GH Power Option immediately prior to the Arrangement Effective Time, with appropriate adjustments to reflect the GH Power Exchange Ratio as contemplated by Section 2.13 of the Business Combination Agreement and hereunder;

“Converted Option Exercise Price” has the meaning set out in Section 3.1(e)(i);

“Converted Warrant” means each GH Power Warrant that is converted into a warrant to acquire Pubco Common Shares on substantially the same terms as conditions that were applicable to such GH Power Warrant immediately prior to the Arrangement Effective Time, with appropriate adjustments to reflect the GH Power Exchange Ratio as contemplated hereunder;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“DGCL” means the General Corporation Law of the State of Delaware, as amended;

“Depositary” means such Person as shall be mutually selected by GH Power and Matinas pursuant to a depositary agreement;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” has the meaning set out in Section 4.1;

“Dissenting Shareholder” means a registered holder of GH Power Shares who has duly and validly exercised its Dissent Rights in respect of the Arrangement Resolution and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of GH Power Shares in respect of which Dissent Rights are validly exercised and not withdrawn or deemed to have been withdrawn by such GH Power Shareholder;

“equity interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing;

“Final Order” means the order of the Court in a form acceptable to GH Power, Pubco and Matinas, each acting reasonably, approving the Arrangement under Section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (following the prior written consent of GH Power, Pubco and Matinas, each acting reasonably) at any time prior to the Arrangement Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (following the prior written consent of GH Power, Pubco and Matinas, each acting reasonably) on appeal;

B-2

“GH Power” means GH Power Inc., a corporation existing under the laws of Ontario;

“GH Power Class A Common Shares” means the Class A common shares in the capital of GH Power;

“GH Power Class A Preferred Shares” means the Series A preferred shares in the capital of GH Power;

“GH Power Class B Common Shares” means the Class B common shares in the capital of GH Power;

“GH Power Class B Preferred Shares” means the Series B preferred shares in the capital of GH Power;

“GH Power Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of GH Power or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of GH Power;

“GH Power Common Shares” means, collectively, the GH Power Class A Common Shares and the GH Power Class B Common Shares;

“GH Power Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (x) the GH Power Arrangement Shares by (y) the GH Power Outstanding Shares, in which:

1)	“Aggregate Valuation” means the sum of (A) the Matinas Valuation, plus (B) the GH Power Valuation.

2)	“Aggregate Transaction Consideration” means the quotient (rounded to four decimal places) determined by dividing (A) the Matinas Merger Shares by (B) the Matinas Allocation Percentage.

3)	“GH Power Arrangement Shares” means the difference determined by subtracting the (A) Matinas Merger Shares from the (B) Aggregate Transaction Consideration.

4)	“GH Power Outstanding Shares” means the total number of GH Power Shares outstanding immediately prior to the Arrangement Effective Time expressed on a fully diluted and as-converted to GH Power Shares basis and calculated using the treasury stock method, assuming, without limitation or duplication: (A) the conversion of each GH Power Preferred Share into GH Power Shares immediately prior to the Arrangement Effective Time and in accordance with the Organizational Documents of GH Power, (B) the exercise or conversion of all GH Power Convertible Securities, and (C) the issuance of GH Power Shares in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Arrangement Effective Time.

5)	“GH Power Valuation” means $250,000,000.00; provided, that the GH Power Valuation shall be adjusted upwards on a dollar-for-dollar basis from the first dollar by the amount of any capital raised by GH Power from date of the Business Combination Agreement through the Arrangement Effective Time.

6)	“Matinas Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Matinas Valuation by (B) the Aggregate Valuation.

7)	“Matinas Merger Shares” means the quotient (rounded to four decimal places) determined by diving dividing (A) the Matinas Outstanding Stock by (B) ten.

8)	“Matinas Outstanding Stock” means the total number of Matinas Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Matinas Common Stock basis and calculated using the treasury stock method, assuming, without limitation or duplication: (A) the conversion of each share of Matinas Preferred Stock into Matinas Common Stock immediately prior to the Effective Time and in accordance with the Organizational Documents of Matinas, (B) the exercise of all Matinas Options and Matinas Warrants, and (C) the issuance of Matinas Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time.

9)	“Matinas Valuation” means $24,725,274.73; provided, that the Matinas Valuation shall be adjusted upwards on a dollar-for-dollar basis from the first dollar by the amount of any capital raised by Matinas from date of the Business Combination Agreement through the Effective Time.

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“GH Power Preferred Shares” means, collectively, the GH Power Class A Preferred Shares and the GH Power Class B Preferred Shares;

“GH Power Meeting” means the special meeting of the GH Power Shareholders and GH Power Preferred Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Business Combination Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution and for any other purpose as may be set out in the management information circular prepared in connection with the GH Power Meeting and agreed to in writing by Matinas;

“GH Power Options” means, at any time, options to acquire GH Power Shares granted pursuant to the GH Power Option Plan or otherwise which are, at such time, outstanding and unexercised, whether or not vested;

“GH Power Option Plan” means the GH Power Inc. 2022 Option Plan, as amended or amended and restated from time to time;

“GH Power Securities” means, the GH Power Shares, the GH Power Options, the GH Power Warrants and any other GH Power Convertible Securities, collectively;

“GH Power Securityholder” means any holder of a GH Power Security;

“GH Power Shares” means collectively, the GH Power Class A Common Shares, the GE Power Class B Common Shares, the Class A Preferred Shares and the Class B Preferred Shares in the capital of GH Power, and “GH Power Share” means any one of the foregoing;

“GH Power Shareholders” means the registered holders of the GH Power Shares, as the context requires;

“GH Power Warrants” means a warrant to purchase GH Power Class A Common Shares, whether or not exercisable;

“Governmental Authority” means any federal, state, provincial, territorial, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any stock exchange;

“In-the-Money Amount” means the amount, if any, by which the total value of the securities obtained from the exercise of a particular option exceeds the total amount payable by the holder of the option to acquire the securities under the option;

“Interim Order” means the interim order of the Court in a form reasonably acceptable to each of GH Power and Pubco to be issued following the application therefor contemplated by Section 2.2 of the Business Combination Agreement providing for, among other things, the calling and holding of the GH Power Meeting, as such order may be amended, modified, supplemented or varied by the Court with the prior written consent of GH Power, Pubco and Matinas, each acting reasonably;

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

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“Letter of Transmittal” means the letter of transmittal, as applicable, to be delivered by GH Power for use by GH Power Shareholders with respect to the Arrangement;

“Liens” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law;

“Matinas” means Matinas BioPharma Holdings, Inc., a Delaware corporation;

“Merger” means the merger of Merger Sub B with and into Matinas, with Matinas continuing as the surviving corporation, and as a result of the Merger, (i) Matinas shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Matinas immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco;

“Merger Sub A” means 1001550002 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario, a wholly owned subsidiary of Pubco;

“Merger Sub B” means MBH Merger Sub, Inc., a corporation incorporated under the laws of Delaware, a wholly owned subsidiary of Pubco;

“Merger Sub A Common Shares” means the common shares in the capital of Merger Sub A;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario), as amended;

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority;

“Parties” means GH Power, Matinas, Pubco, Merger Sub A, Merger Sub B and “Party” means any of them, as the context requires;

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“PIPE Financing” means the private placement of GH Power Class A Common Shares (and associated warrants, if any) to one or more accredited investors pursuant to the Subscription Agreements, to be completed on the Arrangement Effective Date immediately prior to the Arrangement Effective Time;

“PIPE Shares” means the GH Power Class A Common Shares issued pursuant to the PIPE Financing;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Pubco” means 1001550000 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario;

“Pubco Common Shares” means the common shares, without par value, of Pubco;

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“Subscription Agreements” means the subscription agreements, in the form and substance as reasonably agreed upon by GH Power and Matinas, entered into between GH Power and the subscribers party thereto in connection with the PIPE Financing, as contemplated by the Business Combination Agreement; and

“Tax Act” means the Income Tax Act, RSC 1985, c. 1 (5th Supp), as amended.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3	Article References

When a reference is made in this Plan of Arrangement to an Article, Section or subsection such reference is to an Article, Section or subsection of this Plan of Arrangement unless otherwise indicated.

1.4	Number and Gender

The definitions contained in this Plan of Arrangement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders.

1.5	Date for Any Action and Computation of Time

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.

1.6	Statutory References

References to any Law shall mean such Law as amended, updated, modified, supplemented and superseded from time to time, including by succession of comparable successor Law, instruments incorporated therein and the rules, regulations and published policies applicable thereto.

1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to US dollars.

1.8	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are in Toronto, Ontario local time unless otherwise stipulated.

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1.9	Successors

Unless otherwise indicated, references in this Plan of Arrangement to a Person are also to its successors and permitted assigns.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement (except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein), and constitutes an arrangement as referred to in Section 182 of the OBCA.

2.2	Binding Effect

This Plan of Arrangement shall become effective at, and be binding at and after, the Arrangement Effective Time, on the Parties, all GH Power Shareholders (including Dissenting Shareholders), all holders or beneficial owners of GH Power Convertible Securities, the Depositary and all other Persons at and after the Arrangement Effective Time, without any further authorization, act or formality on the part of the Court, the Director or any other Person.

2.3	Timing of Completion

The transfers, exchanges, issuances, cancellations, amalgamations, dissolutions and other transactions provided for in Section 3.1 shall occur, and shall be deemed to occur, at the time and in the order and sequence specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

At the Arrangement Effective Time, prior to the Merger becoming effective in accordance with the relevant provisions of the DGCL and the Business Combination Agreement, and following the completion of the PIPE Financing in accordance with Section 3.1(a), the following shall occur and shall be deemed to occur in the following sequence without any further authorization, act or formality, in each case, unless stated otherwise:

(a)	the PIPE Financing shall have been completed and the PIPE Shares shall have been issued and shall be outstanding as fully paid and non-assessable GH Power Class A Common Shares. For all purposes of this Plan of Arrangement (including the calculation of the GH Power Exchange Ratio and the determination of the aggregate number of Pubco Common Shares issuable upon the Amalgamation), the PIPE Shares shall be treated as GH Power Class A Common Shares issued and outstanding immediately prior to the Arrangement Effective Time;

(b)	the Unanimous Shareholders’ Agreement dated November 5, 2021, among the holders of GH Power Shares shall terminate;

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(c)	each outstanding GH Power Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised and not withdrawn shall be, and shall be deemed to be, transferred and assigned by the holder thereof to Pubco (free and clear of all Liens) without any further act or formality by or on behalf of the Dissenting Shareholder in consideration for the right to receive an amount determined and payable in accordance with Article 4, and:

(i)	such Dissenting Shareholder shall cease to be the holder of such GH Power Shares and to have any rights as a GH Power Shareholder other than the right to be paid fair value by Pubco for such GH Power Shares as determined and payable in accordance with Article 4 hereof;

(ii)	the name of such Dissenting Shareholder shall be removed from the register of GH Power Shareholders maintained by or on behalf of GH Power; and

(iii)	Pubco shall be recorded in the register of GH Power Shareholders maintained by or on behalf of GH Power as the registered holder of such GH Power Share formerly held by Dissenting Shareholders and shall be, and be deemed to be, the legal and beneficial owner thereof free and clear of all Liens;

(d)	Merger Sub A shall amalgamate with and into GH Power to form one corporate entity with the same effect as if they were amalgamated under Section 174 of the OBCA (the “Amalgamation”) to form “Canada Surviving Corporation”. For United States income tax purposes GH Power’s legal existence shall be deemed to continue as Canada Surviving Corporation. Without limiting the foregoing, GH Power and Merger Sub A will continue as one company and the property of GH Power and Merger Sub A will become the property of Canada Surviving Corporation.

(i)	On and because of, the Amalgamation,

(A)	each GH Power Common Share (other than any GH Power Common Share held by a Dissenting Shareholder who has validly exercised Dissent Rights) issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled, and each former holder thereof shall receive, without any further act or formality by or on behalf of the holders of such GH Power Common Shares, in exchange for each such GH Power Common Share, and as a result of the amalgamation, a number of fully paid and non-assessable Pubco Common Shares equal to the GH Power Exchange Ratio;

(B)	each GH Power Preferred Share (other than any GH Power Preferred Share held by a Dissenting Shareholder who has validly exercised Dissent Rights) issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled, and each former holder thereof shall receive, without any further act or formality by or on behalf of the holders of such GH Power Preferred Shares, in exchange for each such GH Power Preferred Share, and as a result of the amalgamation, a number of fully paid and non-assessable Pubco Common Shares equal to the GH Power Exchange Ratio, on an as-converted to GH Power Common Share basis;

(C)	each GH Power Shareholder shall cease to be the holder of such GH Power Share and to have any rights as a GH Power Shareholder, other than the right to receive the Pubco Common Shares to be issued pursuant to this Section 3.1(d);

(D)	the name of such holder shall be removed from the register of Canadian Surviving Corporation maintained by or on behalf of Canadian Surviving Corporation;

(E)	each common share of Merger Sub A formerly held by Pubco shall be exchanged (free and clear of all Liens) for one fully paid and non-assessable Canada Surviving Corporation Share, and all issued shares of Merger Sub A shall automatically be cancelled;

(F)	Canada Surviving Corporation will be a direct wholly-owned subsidiary of Pubco;

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(G)	For the purposes of subsection 87(9) of the Tax Act, the Pubco Common Shares received by holders of the GH Power Shares pursuant to Section 3.1(d)(i)(A) shall be deemed to be shares of Canada Surviving Corporation; and

(H)	there shall be added to the stated capital account maintained by Pubco for the Pubco Common Shares, in respect of the Pubco Common Shares issued on the Amalgamation to the former holders GH Power Shares, an amount equal to the aggregate “paid-up capital” (as defined in the Tax Act) of the GH Power Shares (other than GH Power Shares held by Dissenting Shareholders) outstanding immediately prior to the Amalgamation.

(e)	Without any further action on the part of any holder thereof, any of the Parties, each then-outstanding GH Power Convertible Security shall be treated as follows, as a consequence of the amalgamation carried out in paragraph 3.1(d) above:

(i)	GH Power Options. Each GH Power Option, whether vested or unvested, shall be, and shall be deemed to be, exchanged for an option (each, a “Converted Option”) entitling the holder to purchase that number of Pubco Common Shares equal to the product obtained when the number of GH Power Shares subject to such GH Power Option immediately prior to the Arrangement Effective Time is multiplied by the GH Power Exchange Ratio, which Converted Option shall (A) continue to be governed by the GH Power Option Plan, (B) have an exercise price for each Pubco Common Share that may be purchased under such Converted Option (the “Converted Option Exercise Price”) equal to the quotient obtained when the exercise price per Pubco Common Share under the GH Power Option is divided by the GH Power Exchange Ratio (provided that no fractional Pubco Common Shares will be issued upon any particular exercise or settlement of Converted Options, and the aggregate number of Pubco Common Shares to be issued upon exercise by a holder of one or more Converted Options shall be rounded down to the nearest whole number (with all exercises that are effectuated concurrently by a holder of Converted Options being aggregated before any such reduction is effectuated), and the aggregate exercise price payable on any particular exercise of Converted Options shall be rounded up to the nearest whole cent (with all exercises that are effectuated concurrently by a holder of Converted Options being aggregated before any such increase is effectuated)), and (C) otherwise have the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to such GH Power Option immediately prior to the Arrangement Effective Time. Notwithstanding the foregoing:

(A)	if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of a GH Power Option for a Converted Option pursuant to this Section 3.1(e)(i), the Converted Option Exercise Price shall automatically be adjusted, effective as of and from the effective time of such exchange, by the minimum amount necessary so that the In-The-Money Amount of the Converted Option (as adjusted) immediately after such exchange does not exceed the In-The-Money Amount of the GH Power Option immediately before such exchange;

(B)	for any GH Power Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the U.S. Tax Code, it is intended that such adjustment described in Section 3.1(e)(i) above will comply with U.S. Treasury Regulation Section 1.424-1(a);

(C)	for any GH Power Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment described in Section 3.1(e)(i) above will be implemented in a manner intended to comply with Section 409A of the Code;

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(ii)	GH Power Option Plan. Pubco shall assume all the obligations of GH Power under the GH Power Option Plan, each outstanding GH Power Convertible Security and the agreements evidencing the grants thereof (as modified by this Section 3.1(e)), and the number and kind of shares available for issuance under the GH Power Option Plan shall be adjusted to reflect Pubco Common Shares in accordance with the provisions of the GH Power Option Plan; provided that no new awards under the GH Power Option Plan shall be permitted to be awarded following the Arrangement Effective Time;

(iii)	GH Power Warrants. Each GH Power Warrant shall be, and shall be deemed to be, exchanged for a warrant (each, a “Converted Warrant”) entitling the holder to purchase that number of Pubco Shares equal to the product obtained when the number of Pubco subject to such Converted Warrant immediately prior to the Arrangement Effective Time is multiplied by the GH Power Exchange Ratio, which Converted Warrant shall (i) have an exercise price for each Pubco Common Share that may be purchased under such Converted Warrant equal to the quotient obtained when the exercise price per Pubco Common Share under the GH Power Warrant is divided by the GH Power Exchange Ratio (provided that no fractional Pubco Common Shares will be issued upon any particular exercise or settlement of Converted Warrants, and the aggregate number of Pubco Common Shares to be issued upon exercise by a holder of one or more Converted Warrants shall be rounded down to the nearest whole number, and the aggregate exercise price payable on any particular exercise of Converted Warrants shall be rounded up to the nearest whole cent), (ii) otherwise have the same terms and conditions (including exercisability terms and expiry date) as were applicable to such GH Power Warrant immediately prior to the Arrangement Effective Time, and (iii) continue to be evidenced by the certificate or other instrument evidencing such GH Power Warrant immediately prior to the Arrangement Effective Time;

(f)	For greater certainty, the Parties intend that the Amalgamation will qualify as an amalgamation for purposes of subsection 87(9) of the Tax Act. On and after the Amalgamation, the following shall apply:

(i)	Name. The name of Canada Surviving Corporation shall be the name of GH Power;

(ii)	Registered Office. The registered office of Canada Surviving Corporation shall be the registered office of GH Power;

(iii)	Business and Powers. There shall be no restrictions on the business that Canada Surviving Corporation may carry on or on the powers it may exercise;

(iv)	Authorized Share Capital. Canada Surviving Corporation shall be authorized to issue an unlimited number of Canada Surviving Corporation Shares, which shall have the same rights, privileges, conditions and restrictions as the share capital of Merger Sub A;

(v)	Restrictions on Transfer. The restrictions on the issue, transfer or ownership of shares applicable to Merger Sub A shall apply to Canada Surviving Corporation, mutatis mutandis;

(vi)	Number of Directors. The number of directors of Canada Surviving Corporation shall consist of a minimum number of one director and a maximum number of ten directors;

(vii)	Initial Directors. The directors of Merger Sub A immediately prior to the Arrangement Effective Time shall be installed as the board of directors of Canada Surviving Corporation;

(viii)	Initial Officers. The officers of Merger Sub A immediately prior to the Arrangement Effective Time shall be the officers of Canada Surviving Corporation;

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(ix)	By-laws. The by-laws of Merger Sub A immediately prior to the Amalgamation shall be adopted as the by-laws of Canada Surviving Corporation;

(x)	Stated Capital. Immediately after the Amalgamation, Canada Surviving Corporation shall add an amount to the stated capital account maintained in respect of the Canada Surviving Corporation Shares such that, after such addition, the stated capital of the Canada Surviving Corporation Shares shall be equal to the aggregate “paid-up capital” (as defined in the Tax Act) of the Merger Sub A Common Shares and GH Power Shares immediately prior to the share exchange resulting from the Amalgamation;

(xi)	Effect of Amalgamation. Upon the amalgamation of Merger Sub A and GH Power to form Canada Surviving Corporation becoming effective pursuant to Section 3.1(d):

(A)	Canada Surviving Corporation shall possess all the property, rights, privileges and franchises and be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of Merger Sub A and GH Power;

(B)	Canada Surviving Corporation is liable for all of the liabilities and obligations of Merger Sub A and GH Power, and all rights of creditors or others have been, and will continue to be, unimpaired by the Amalgamation, and all liabilities and obligations of Merger Sub A and GH Power, whether arising by contract or otherwise, may be enforced against Canada Surviving Corporation to the same extent as if such obligations had been incurred or contracted by it;

(C)	any existing cause of action, claim or liability to prosecution has not been and will not be affected;

(D)	a civil, criminal or administrative action or proceeding pending by or against either Merger Sub A or GH Power may be continued by or against Canada Surviving Corporation;

(E)	a conviction against, or ruling, order or judgment in favor of or against Merger Sub A or GH Power may be enforced by or against Canada Surviving Corporation; and

(F)	Canada Surviving Corporation shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against Merger Sub A or GH Power before the amalgamation has become effective;

(xii)	Articles. The Articles of Arrangement shall be deemed to be the articles of amalgamation and articles of incorporation of Canada Surviving Corporation.; and

(g)	the initial share issued by Merger Sub A shall be cancelled without any action on the part of the holder thereof and without any consideration being issued to the holder thereof.

3.2	No Fractional Shares

No fractional Pubco Common Shares shall be issued to the GH Power Shareholders in connection with this Plan of Arrangement. Where the aggregate number of Pubco Common Shares to be issued to a GH Power Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Pubco Common Share being issuable, then, the number of Pubco Common Shares to be delivered to such GH Power Shareholders shall be rounded down to the nearest whole Pubco Common Share, and any fractional Pubco Common Share issuable hereunder shall be, and be deemed to be, cancelled without any additional compensation.

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3.3	Adjustment to Consideration

The Aggregate GH Power Arrangement Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GH Power Shares occurring on or after the date hereof and prior to the Arrangement Effective Time to provide the holders of GH Power Shares immediately prior to the Arrangement Effective Time the same economic effect as contemplated by this Agreement prior to such event.

3.4	U.S. Tax Matters

The Parties intend that (a) the Business Combination Agreement constitute and be adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-1, (b) the Arrangement qualify as a “reorganization” under Section 368(a) of the Code, and (c) the Arrangement and the Merger, taken together in the transaction, qualify as transfers of property to Pubco described in Section 351(a) through (d) of the Code.

ARTICLE 4

DISSENT RIGHTS

4.1	Dissent Rights

Registered Shareholders of GH Power Shares as of the record date of the GH Power Meeting may exercise dissent rights with respect to all of the GH Power Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Article 4, provided that notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution contemplated by Section 185(6) of the OBCA must be received by GH Power no later than 5:00 p.m. (Toronto time) on the second Business Day immediately prior to the date of the GH Power Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercise Dissent Rights shall be deemed to have transferred the GH Power Shares held by such holder to Pubco as provided and as of the time stipulated in Section 3.1(c). Each such holder who is ultimately determined to be:

(a)	entitled to be paid fair value for such holder’s GH Power Shares: (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(c)); (ii) will be entitled to be paid the fair value of such GH Power Shares by Pubco, less any applicable deductions or withholdings, which fair value, notwithstanding anything to the contrary contained in Part XIV of the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted, and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholder not exercised Dissent Rights in respect of such GH Power Shares; or

(b)	not entitled, for any reason, to be paid such fair value for such GH Power Shares, shall be deemed to have participated in the Arrangement with respect to such GH Power Shares on the same basis as a holder of GH Power Shares to which Section 3.1(d) hereof applies.

4.2	Recognition of Dissenting Shareholders

(a)	In no circumstances shall the Parties or any other Person be required to recognize a Person exercising Dissent Rights unless such Person (i) as of the record date for the GH Power Meeting, is the registered holder of those GH Power Shares in respect of which such rights are sought to be exercised; (ii) as of the deadline for exercising Dissent Rights, is the registered holder of those GH Power Shares in respect of which such rights are sought to be exercised; and (iii) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Arrangement Effective Time.

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(b)	In no case shall the Parties or any other Person be required to recognize Dissenting Shareholders as holders of GH Power Shares after the completion of the transfer under Section 3.1(c), and the names of such Dissenting Shareholders shall be removed from the registers of holders of GH Power Shares at the same time as the event described in Section 3.1(c) occurs.

(c)	GH Power Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time, and shall be entitled to receive the consideration to which GH Power Shareholders who have not exercised Dissent Rights are entitled under Section 3.1(d).

(d)	In addition to any other restrictions under the Interim Order or Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of GH Power Convertible Securities (in their capacity as holders of GH Power Convertible Securities); (ii) GH Power Shareholders who vote or have instructed a proxyholder to vote GH Power Shares in favor of the Arrangement Resolution; (iii) any Person who is not a registered holder of GH Power Shares (including any beneficial owner of GH Power Shares); and (iv) Pubco and its Affiliates.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Payment of Consideration

(a)	Following receipt of the Final Order and prior to the Arrangement Effective Date, Pubco shall enter into an agreement with the Depositary (the terms and conditions of such agreement to be satisfactory to the Parties, acting reasonably) to ensure that sufficient Pubco Common Shares (and any treasury directions addressed to Pubco’s transfer agent as may be necessary) to satisfy the aggregate consideration payable to the GH Power Shareholders pursuant to this Plan of Arrangement (other than with respect to Dissenting Shareholders), to be held by the Depositary as agent and nominee for the GH Power Shareholders (other than the Dissenting Shareholders) at and after the time of the Amalgamation pursuant to Section 3.1(d) for distribution to the GH Power Shareholders (other than the Dissenting Shareholders) in accordance with the provisions of Article 5 hereof and the depositary agreement to be entered into among, inter alia, GH Power, Pubco and the Depositary.

(b)	Upon surrender to the Depositary for cancellation of a share certificate which immediately prior to the Arrangement Effective Time represented outstanding GH Power Shares that were cancelled pursuant to Section 3.1, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the former GH Power Shareholder shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such former GH Power Shareholder, the consideration which such holder has the right to receive under this Plan of Arrangement for such GH Power Shares, less any amounts withheld pursuant to Section 5.4, and any certificate(s) so surrendered shall forthwith be cancelled.

(c)	From and after the Arrangement Effective Time, each certificate that immediately prior to the Arrangement Effective Time represented GH Power Shares (other than GH Power Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), shall be deemed to represent only the right to receive upon such surrender the consideration to which the holder is entitled under this Plan of Arrangement in lieu of such certificate as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.4 hereof. Any such certificate formerly representing GH Power Shares not duly surrendered on or before the sixth anniversary of the Arrangement Effective Time shall cease to represent a claim by or interest of any kind or nature against or in any of the Parties. On such date, any and all consideration to which such former holder was entitled shall be deemed to have been surrendered and forfeited to Pubco.

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(d)	Any payment made by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Arrangement Effective Time, shall be returned by the Depositary to Pubco, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Arrangement Effective Time shall cease to represent a right or claim by or interest of any kind or nature and the right of a former holder of GH Power Shares to receive the consideration for such GH Power Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Pubco for no consideration.

(e)	No former holder of GH Power Shares shall be entitled to receive any consideration with respect to such GH Power Shares other than the consideration to which such former holder is entitled to receive in accordance with Section 3.1 and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than as contemplated in Section 5.8.

5.2	Share Exchange Procedures

All of the share certificates issued by GH Power to GH Power Shareholders prior to the Arrangement Effective Time will cease to represent any interest in GH Power Shares and will be cancelled by GH Power as of the Arrangement Effective Time. All of the Canada Surviving Corporation Shares issued pursuant to the Arrangement in Section 3.1(d)(i)(E) will be issued as uncertificated pursuant to Section 54 of the OBCA. Canada Surviving Corporation will not send to Pubco a written notice containing the information required by Section 54(3) of the OBCA.

5.3	Lost Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented outstanding GH Power Shares that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to this Plan or Arrangement. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Pubco and the Depositary (each acting reasonably) in such sum as Pubco may direct (acting reasonably), or otherwise indemnify Pubco, Canada Surviving Corporation and the Depositary in a manner satisfactory to Pubco and the Depositary (acting reasonably) against any claim that may be made against Pubco, Canada Surviving Corporation or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Withholding Rights

Each of Pubco, Canada Surviving Corporation, Merger Sub A, GH Power and the Depositary and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable or deliverable to any Person in connection with this Plan of Arrangement or the Business Combination Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment or delivery under the Tax Act, the Code or any provision of provincial, state, local, or foreign tax law, in each case as amended (“Tax Law”). Any amounts that are so deducted or withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that amounts are so required under applicable Tax Law to be deducted or withheld from the payment of consideration to a holder of Pubco Common Shares or from the payment of consideration to a holder of GH Power Shares, GH Power Convertible Securities or other equity interests of GH Power, the applicable Withholding Agent is hereby authorized to sell through a broker or otherwise such portion of the consideration otherwise payable to the applicable holder as is necessary to provide sufficient funds to the applicable Withholding Agent to enable it to comply with such deduction or withholding requirements provided that, in such case, the applicable Withholding Agent shall notify such holder of such sale and remit (x) the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)), if any, to such holder.

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5.5	Calculations

All calculations and determinations made by GH Power, Pubco, Merger Sub A, Canada Surviving Corporation or any Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

5.6	Interest

Under no circumstances shall interest accrue or be paid by Pubco, Merger Sub A, Canada Surviving Corporation, GH Power, the Depositary or any other Person to persons depositing duly completed and executed Letters of Transmittal pursuant to Section 5.1, regardless of any delay in making any payment contemplated hereby.

5.7	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.8	Post-Arrangement Effective Time Dividends and Distributions

No dividends or other distributions payable in respect of Pubco Common Shares with a record date after the Arrangement Effective Time shall be paid to the holder of any certificate or certificates which, immediately prior to the Arrangement Effective Time, represented outstanding GH Power Shares that were cancelled pursuant to Section 3.1(b) and in respect of which Pubco Common Shares were issued pursuant to the Arrangement, and all such dividends and other distributions shall be paid by Pubco to the Depositary and shall be held by the Depositary in trust for such holders, in each case until the surrender of such certificate or certificates (or affidavit in accordance with Section 5.3) in accordance with Section 5.1(b) or until surrendered and/or forfeited in accordance with Sections 5.1(c) and 5.1(d). Subject to applicable Laws, following surrender of any such certificate or certificates (or affidavit in accordance with Section 5.3) in accordance with Section 5.1(b) there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the Arrangement Effective Time theretofore paid with respect to such Pubco Common Shares to which such holder is entitled pursuant to the Arrangement.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	Pubco and GH Power may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) approved by Pubco and GH Power in writing, acting reasonably; (iii) filed with the Court and, if made following the GH Power Meeting, approved by the Court; and (iv) communicated to GH Power Shareholders if and as required by the Court.

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(b)	Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by GH Power or Pubco at any time prior to the GH Power Meeting (provided that Pubco or GH Power, as applicable, and Matinas shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the GH Power Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the GH Power Meeting shall be effective only if: (i) it is consented to in writing by each of Pubco, GH Power and Matinas (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by the GH Power Shareholders, voting in the manner directed by the Court.

(d)	Notwithstanding anything in this Plan of Arrangement or the Business Combination Agreement, Pubco and GH Power may, and following the Arrangement Effective Time, Pubco may unilaterally, amend, modify and/or supplement this Plan of Arrangement at any time and from time to time without the approval of, or communication to, the Court, the GH Power Shareholders or any other Persons, provided that each such amendment, modification and/or supplement (i) must concern a matter which, in the reasonable opinion of each of GH Power and Pubco, is of an administrative nature, required to better give effect to the implementation of this Plan of Arrangement, and (ii) is not adverse to the economic interests of any GH Power Shareholders.

ARTICLE 7

TERMINATION

7.1	Termination

This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement.

ARTICLE 8

PARAMOUNTCY

8.1	Paramountcy

From and after the Arrangement Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all GH Power Shares and GH Power Convertible Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of GH Power Shareholders, the holders of GH Power Convertible Securities, the Parties, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to securities of GH Power, including any GH Power Shares and GH Power Convertible Securities, shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 9

FURTHER ASSURANCES

9.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall use their reasonable best efforts to make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein

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